An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR - SUBJECT TO COMPLETION – Dated: November [*], 2022

Explanation: Parker Clay Global, PBC is amending its Offering Statement filed on Form 1-A, filed with the Securities Exchange Commission on August 25, 2022, to (1) include second quarter interim financial statements and Management Analysis and Discussion, (2) update Broker commission disclosures, (3) add Bonus Share provisions and disclosures, and (4) update certain disclosures.

PARKER CLAY GLOBAL, PBC

Registrant’s principal address: 133 E. Anapamu St, Santa Barbara, CA 93101

Registrant’s telephone number, including area code: (805) 699-5144

Registrant’s website: www.invest.parkerclay.com

Parker Clay Global, PBC (herein referred to as “we,” “us,” “our,” and the “Company”) is offering up to 30,000,000 shares (plus Bonus Shares that may be issued to certain investors based on investment amounts) of our non-voting Class B common stock (the “Shares”) at $0.50 per share, for gross proceeds of up to $15,000,000. For more information on the securities offered hereby, please see the item titled “Securities Being Offered” on page 34. The minimum investment established for each investor is $500. The sale of Shares will commence once this Offering Circular, as amended from time-to-time, is qualified by the Securities and Exchange Commission (“SEC”).

Investors who invest $5,000 or more in this offering will receive certain bonus shares (“Bonus Shares”) with the amount of Bonus Shares to be received based on the amount invested. Fractional shares will not be distributed, and Bonus Shares will be determined by rounding down to the nearest whole share. Assuming all investors qualify for the maximum number of Bonus Shares, 6,000,000 additional Bonus Shares will be issued in this offering, which will cause immediate dilution to any investor receiving a lesser percentage of Bonus Shares. See “Plan of Distribution – Bonus Shares.”

Price of Common Stock	Price to Public [1]	Underwriting Discount and Commissions [2]	Proceeds to Issuer [3]	Proceeds to Other Persons
Per Share	$0.50	$0.005	$0.495	$0.00
Bonus Shares(4)	$3,000,000	$0.00	$0.00	$0.00
Total Maximum	$15,000,000	$150,000	$14,850,000	$0.00

(1)

All amounts in this chart and circular are in U.S. dollars unless otherwise indicated. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of Shares is not sold.

(2)

DealMaker Securities LLC, referred to herein as the “Broker,” is engaged for administrative and compliance related services in connection with this Offering, but not for underwriting or placement agent services. Once the SEC has qualified the Offering Statement and this Offering commences, the Broker will receive a cash commission equal to one percent (1%) of the amount raised in the Offering. Additionally, the Broker and its affiliates will receive certain other fees. Please see “Plan of Distribution” for additional information.

(3)	We expect to incur expenses relating to this offering in addition to the fees due to Dealmaker, including, but not limited to, legal, accounting, marketing, travel, printing and other miscellaneous expenses, which are not included in the foregoing table. See “Use of Proceeds” for more detail.

(4)	$3,000,000 represents the value of the maximum number of Bonus Shares that may be issued in this offering based on the purchase price of the Shares; provided, however, we shall not actually receive such amount and Broker shall not receive any commissions or other fees relating to the Bonus Shares.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our common stock is not now listed on any national securities exchange, quotation system or the Nasdaq stock market and there is no market for our securities. There is no guarantee, and it is unlikely, that an active trading market will develop in our securities.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”).

This offering is being made pursuant to Tier 2 of Regulation A (Regulation A Plus), following the Form 1-A Offering Circular disclosure format.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 6.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

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SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors” and the exhibits, before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to Parker Clay Global, PBC together with its wholly owned subsidiaries. In instances where we refer emphatically to “Parker Clay Global” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity.

The Company

The Company, through its subsidiaries, is in the business of crafting premium, sustainable leather bags and products that provide dignified employment and uplift women out of exploitation.

The Company was originally incorporated in California on April 7, 2014 as a limited liability company under the name Parker Clay LLC. The Company then incorporated in Delaware on March 11, 2020 as a public benefit corporation under the name Parker Clay Global, PBC. On March 11, 2020, Parker Clay Global, PBC acquired 100% of the membership interests of Parker Clay LLC in exchange for 9,000,000 shares of the Company’s common stock. As part of the acquisition of Parker Clay LLC, the Company also acquired Parker Clay LLC’s interests in PCE Ventures Manufacturing Private Limited Company, which was formed by Parker Clay LLC on May 25, 2018 in Addis Ababa, Ethiopia to act as the Company’s manufacturing subsidiary in Ethiopia.

On August 11, 2022 the Company (i) created its Class A and Class B common stock with its original common stock now comprising Class A common stock, (ii) authorized 100,000,000 shares of Class A common stock, (iii) authorized 59,000,000 shares of Class B common stock, (iv) authorized 41,000,000 shares of preferred stock, (v) designated 40,322,500 shares of preferred stock as Series A Preferred Stock, and (vi) effectuated a 10 for 1 forward stock split of its common stock into shares of Class A common stock.

There is currently no trading market for the Company’s securities and none is likely to develop in the near future. We qualify as an Emerging Growth Company under the JOBS Act, which will entitle us to reduced reporting obligations for a limited period of time in the future should we become subject to the reporting requirement under the Exchange Act.

The Company, as a public benefit corporation, is subject to special rules applicable under Delaware’s General Corporation Law, including reporting requirements, special purpose requirements and requirements of the Company’s board of directors.

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Our principal executive offices are located at 133 E. Anapamu St, Santa Barbara, CA 93101 and our telephone number is (805) 699-5144.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $1,970,000 during the year ended December 31, 2021 and as of that date, had an accumulated stockholder deficit of approximately $4,090,000. Due to recurring losses from operations and the accumulated deficit the Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern.

Capitalization

Prior to this offering, the Company had the following securities issued and outstanding:

90,000,000 shares of voting Class A common stock

0 shares of Class B non-voting common stock

0 shares of Series A Preferred Stock

Non-qualified stock options to purchase 2,342,550 shares of Class A common stock

Following this offering, assuming all offered Shares are sold and no Series A Preferred Stock is issued, the Company will have the following securities issued and outstanding:

90,000,000 shares of voting Class A common stock

30,000,000 shares of non-voting Class B common stock

0 shares of Series A Preferred Stock

Non-qualified stock options to purchase 2,342,550 shares of Class A common stock

Note: 40,322,500 shares of Series A Preferred Stock have been authorized and will be offered to the Company’s SAFE holders in exchange for termination of their SAFEs. See “Description of Securities Being Offered” for more detail. Up to 6,000,000 additional Bonus Shares of Class B common stock may be issued to investors, depending on their respective investment amounts.

Use of Proceeds

In general, the Company will use net proceeds from the offering for marketing, production and manufacturing, inventory, working capital, opening of additional retail locations, and executive recruitment and hiring. See “Use of Proceeds” on page 19 for more detail.

The Offering

This circular relates to the sale of up to 30,000,000 Shares of our non-voting Class B common stock at a price of $0.50 per Share, for gross proceeds of up to $15,000,000, assuming all Shares are sold. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. The minimum investment amount established for each investor is $500. All funds raised by the Company from this offering will be immediately available for the Company’s use.

Investors who invest $5,000 or more in this offering will receive certain bonus shares (“Bonus Shares”), with the amount of Bonus Shares to be received based on the amount invested. Fractional shares will not be distributed, and Bonus Shares will be determined by rounding down to the nearest whole share. Assuming all investors qualify for the maximum number of Bonus Shares, 6,000,000 additional Bonus Shares will be issued in this offering, which will cause immediate dilution to any investor receiving a lesser percentage of Bonus Shares.

The aggregate purchase price to be paid by any investor for the securities sold hereby cannot exceed 10% of the greater of the investor’s annual income or net worth (for entity investors, revenues or net assets for the investor’s most recently completed fiscal year are used instead). The foregoing limitation does not apply to “accredited investors” and non-natural investors.

Shares are being offered on a “best efforts” basis through the use of DealMaker Securities LLC (“Broker”) to act as the Broker of record in connection with this Offering, but not for underwriting or placement agent services. Novation Solutions, Inc. (o/a DealMaker (“DealMaker”), an affiliate of Broker is providing the platform and related services being used to obtain subscriptions. See “Plan of Distribution” for more information. The Company may also engage sales agents licensed through FINRA and pay such agents cash and/or stock-based compensation, which will be announced through a supplement or amendment to this Offering Circular.

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In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by wire transfer, ACH, or credit card, or follow the instructions provided within the portal maintained and operated by DealMaker. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by an investor who is a natural person for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth, unless the purchaser is an accredited investor. In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

This offering will terminate at the earlier to occur of: (i) all Shares offered hereby are sold, or (ii) one year from the date this Offering Circular is qualified with the SEC. Notwithstanding the foregoing, the Company may terminate, increase or decrease this offering at any time or extend this offering for up to an additional two years, in its sole discretion, at which time it will file an amendment the Offering Statement, as appropriate.

ABOUT THIS CIRCULAR

We have prepared this Offering Circular to be filed with the SEC for our offering of securities. The Offering Circular includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular.

You should rely only on the information contained in this Offering Circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this Offering Circular. The information contained in this Offering Circular is complete and accurate only as of the date of this Offering Circular, regardless of the time of delivery of this Offering Circular or sale of our shares. This Offering Circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this Offering Circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Offering Circular before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This Offering Circular also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Offering Circular. In addition to the other information provided in this Offering Circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our common stock. Material risks identified by the Company are discussed in this section; however, discussion may not include all risks applicable to an investment in Shares to the extent such risks have not been contemplated by the Company.

Risks Related to this Offering and our Common Stock

There is no current market for any shares of the Company’s stock. You should be prepared to hold this investment for several years or longer. More importantly, there is no established market for these securities and there may never be one. As a result, if you decide to sell these securities in the future, you may not be able to find a buyer. Investors should assume that they may not be able to liquidate their investment or be able to pledge their shares as collateral.

Investors will hold minority non-voting interests in the Company. The Company’s Class B common stock is not entitled to vote on Company matters and otherwise will represent a minority of the Company’s authorized voting stock. Accordingly, investors will hold minority interests in the Company which are non-voting interests and investors will not be able to direct its operations.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering may at some point have the option of paying for their investment with a credit card or cryptocurrencies, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company or cryptocurrency exchange service and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Shareholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. For cryptocurrencies, you will be responsible for any changes in the price of the cryptocurrency used until exchanged for cash by the processor and transferred to our account and any fees charged by the processor. Moreover, where a third-party payment processor is used, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the state of Delaware, regardless of convenience or cost to you, the investor. As part of this investment, each investor will be required to agree to the terms of the subscription agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is part. In the agreement, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the state of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

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We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our common stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors (the “Board”). We presently intend to retain all earnings to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We may require additional capital for the development and commercialization of our products and may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our CEO and Chief Creative officer beneficially own 90% of the Company’s Class A voting common stock. Accordingly, they have significant influence over our affairs due to his substantial ownership coupled with their positions on our management team and haves substantial voting power to approve matters requiring the approval of our stockholders. For example, they will be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

The intended use of proceeds from this offering is more particularly described in the Section titled “Use of Proceeds,” however, such description is not binding and the actual use of proceeds may differ from the description contained therein. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The offering price of our Shares from the Company has been arbitrarily determined.

Our management has determined the Shares offered by the Company. The price of the Shares we are offering was arbitrarily determined based upon the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

Certain investors are entitled to pay a lower price for our Class B Shares.

We are offering our Class B Shares for $0.50 per share. Investors who invest $5,000 or more in this offering shall also be entitled to receive certain Bonus Shares. Assuming all investors qualify for the maximum number of bonus shares, 6,000,000 additional bonus shares would be issued in this offering, which would cause immediate dilution to your investment.

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The best efforts structure of this offering may yield insufficient gross proceeds to fully execute our business plan.

Shares are being offered on a best efforts basis. We are not required to sell any specific number or dollar amount of common stock, but will use our best efforts to sell the Shares offered by us. As a “best efforts” offering, there can be no assurance that the offering contemplated by this Offering Circular will result in any proceeds being made available to us.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of common stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

We could face significant penalties for our failure to comply with the terms of our outstanding promissory notes.

Our outstanding promissory notes contain positive and negative covenants and customary events of default. In the event events of defaults occur under the notes, we could face significant penalties and/or liquidated damages , all of which could have a material adverse effect on our results of operations and financial condition, or cause any investment in the Company to decline in value or become worthless.

We have established preferred stock which can be designated by the Company’s Board of Directors without shareholder approval.

The Company has 41,000,000 shares of preferred stock authorized, of which 40,322,500 shares have been designated as Series A Preferred Stock. The shares of preferred stock of the Company may be issued from time to time in one or more series, each of which shall have a distinctive designation or title as shall be determined by the board of directors of the Company prior to the issuance of any shares thereof. The preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the board of directors. Because the board of directors is able to designate the powers and preferences of the preferred stock without the vote of a majority of the Company’s shareholders, shareholders of the Company will have no control over what designations and preferences the Company’s preferred stock will have. The issuance of shares of preferred stock or the rights associated therewith, could cause substantial dilution to our existing shareholders. Additionally, the dilutive effect of any preferred stock which we may issue may be exacerbated given the fact that such preferred stock may have voting rights and/or other rights or preferences which could provide the preferred shareholders with substantial voting control over us and/or give those holders the power to prevent or cause a change in control, even if that change in control might benefit our shareholders. As a result, the issuance of shares of preferred stock may cause the value of our securities to decrease.

We are a public benefit corporation and, as such, our directors’ duty is not limited to maximizing profits and value for the stockholders.

As a public benefit corporation we are a for-profit corporation that is also intended to produce a public benefit and to operate in a responsible and sustainable manner. Thus, our directors must balance those interests, which balance may not always result in the highest profits for our shareholders.

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Risks Related to our Business

Since we have a limited operating history, it is difficult for potential investors to evaluate our business.

Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. As an early-stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a newer business. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

We expect to need additional funding to pursue additional product development and launch and commercialize our products. There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we may need to reduce, defer or cancel additional product development or overhead expenditures to the extent necessary. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to raise capital when needed or on attractive terms, we could be forced to delay future expansion and/or commercialization efforts. Any of these events could significantly harm our business, financial condition and prospects.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our historical financial statements have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has expressed substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, generate more revenue. The doubt regarding our potential ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all. Additionally, if we are unable to continue as a going concern, our stockholders may lose some or all of their investment in the Company.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We do not have any key person insurance.

We expect to face intense competition, often from companies with greater resources and experience than we have.

Our industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we have. Some of these competitors and potential competitors have more experience than we have in the development of products, including validation procedures and regulatory matters. In addition, our products compete with product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we or our collaboration partners have. If we are unable to compete successfully, we may be unable to grow and sustain our revenue.

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We have substantial capital requirements that, if not met, may hinder our operations.

We anticipate that we will make substantial capital expenditures for research and product development work and expansion. If we cannot raise sufficient capital, we may have limited ability to expend the capital necessary to undertake or complete research and product development work and acquisitions. There can be no assurance that debt or equity financing will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations or prospects.

Current global financial conditions have been characterized by increased volatility which could negatively impact our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

We intend to grow the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As our development and commercialization plans and strategies develop, we expect to need additional research, development, managerial, operational, sales, marketing, financial, accounting, legal, and other resources. Future growth would impose significant added responsibilities on members of management. Our management may not be able to accommodate those added responsibilities, and our failure to do so could prevent us from effectively managing future growth, if any, and successfully growing our company.

We may expend our limited resources to pursue a particular product and may fail to capitalize on products that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we have focused our efforts on particular products. As a result, we may forego or delay pursuit of opportunities with other products that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Any failure to improperly assess potential products could result in missed opportunities and/or our focus on products with low market potential, which would harm our business and financial condition.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, business development and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors, which could have a material adverse effect on our liquidity, results of operations and financial condition.

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Any inability to protect our intellectual property rights could reduce the value of our technologies and brands, which could adversely affect our financial condition, results of operations and business.

Our business is dependent upon our trademarks, trade secrets, copyrights and other intellectual property rights. There is a risk of certain valuable trade secrets being exposed to potential infringers. In addition, third parties have and may counterfeit our products. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business reputation or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. There is a risk that we may have insufficient resources to counter adequately such infringements through negotiation or the use of legal remedies. It may not be practicable or cost effective for us to fully protect our intellectual property rights in some countries or jurisdictions. If we are unable to successfully identify and stop unauthorized use of our intellectual property and/or counterfeiting of our products, we could lose potential revenue, experience diminished brand reputation, and experience increased operational and enforcement costs, which could adversely affect our financial condition, results of operations and business.

We could be subject to costly product liability claims related to our products.

Since most of our products are intended for human use, we face the risk that the use of our products may result in adverse side effects to people. We face even greater risks upon further commercialization of our products. An individual may bring a product liability claim against us alleging that one of our products causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

●	the inability to commercialize our products;

●	decreased demand for our products;

●	regulatory investigations that could require costly recalls or product modifications;

●	loss of revenue;

●	substantial costs of litigation;

●	liabilities that substantially exceed our product liability insurance, which we would then be required to pay ourselves;

●	an increase in our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, if at all;

●	the diversion of management’s attention from our business; and

●	damage to our reputation and the reputation of our products.

Product liability claims may subject us to the foregoing and other risks, which could have a material adverse effect on our business, results of operations, financial condition, and prospects.

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The novel coronavirus disease of 2019 (“COVID-19”) has had, and continues to have, broad impacts on multiple sectors of the global economy, making it difficult to predict the extent of its impact on our business.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 outbreak continues to evolve as of the date of this Offering Circular. As such, it is uncertain as to the full magnitude that the pandemic will have on our financial condition, liquidity, and future results of operations. Management is actively monitoring the impact of the global situation on our financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we are not able to estimate the effects of the COVID-19 outbreak on our results of operations, financial condition, or liquidity for the foreseeable future. We have experienced negative impacts from COVID in the form of reduced sales, delayed operations, staffing difficulties, inability to effectuate certain business plans and the like.

If we fail to comply with government laws and regulations it could have a materially adverse effect on our business.

We are subject to extensive foreign, federal, state and local laws and regulations that are extremely complex. We exercise care in structuring our operations to comply in all material respects with applicable laws to the extent possible. We will also take such laws into account when planning future operations and acquisitions. The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that we are in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on our business. There can be no assurance however that we will not be found in noncompliance in any particular situation.

We may not maintain sufficient insurance coverage for the risks associated with our business operations.

Risks associated with our business and operations include, but are not limited to, claims for wrongful acts committed by our officers, directors, and other representatives, the loss of intellectual property rights, the loss of key personnel, risks posed by natural disasters, risks of lawsuits from our employees, and risks of lawsuits from customers who are injured from or dissatisfied with our products. Any of these risks may result in significant losses. We cannot provide any assurance that our insurance coverage is sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

Our ability to service our indebtedness will depend on our ability to generate cash in the future.

Our ability to make payments on our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic and market conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash to fund our working capital requirements, capital expenditure, debt service and other liquidity needs, which could result in our inability to comply with financial and other covenants contained in our debt agreements, our being unable to repay or pay interest on our indebtedness, and our inability to fund our other liquidity needs. If we are unable to service our debt obligations, fund our other liquidity needs and maintain compliance with our financial and other covenants, we could be forced to curtail our operations, our creditors could accelerate our indebtedness and exercise other remedies and we could be required to pursue one or more alternative strategies, such as selling assets or refinancing or restructuring our indebtedness. However, such alternatives may not be feasible or adequate.

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Our business is subject to the risks inherent in global sourcing activities.

As a company engaged in sourcing on a global scale, we are subject to the risks inherent in such activities, including, but not limited to:

●	imposition of additional duties, taxes and other charges or restrictions on imports or exports;
●	unavailability of, or significant fluctuations in the cost of, raw materials;
●	compliance by us and our independent suppliers with labor laws and other foreign governmental regulations;
●	increases in the cost of labor, fuel (including volatility in the price of oil), travel and transportation;
●	compliance with applicable laws and regulations, including other laws and regulations regarding the sourcing of materials in the company’s products, the FCPA and other global anti-corruption laws, as applicable, and other U.S. and international regulations and requirements;
●	regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in certain regions by any government or regulatory authority in the jurisdictions where we conduct business, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Patrol;
●	disruptions or delays in shipments whether due to port congestion, other shipping capacity constraints or other factors, which may result in increased inbound freight costs;
●	loss or impairment of key manufacturing or distribution sites;
●	inability to engage new independent suppliers that meet the company’s cost-effective sourcing model;
●	product quality issues;
●	political unrest, including protests and other civil disruption;
●	public health crises, such as pandemic and epidemic diseases, and other unforeseen outbreaks;
●	natural disasters or other extreme weather events, whether as a result of climate change or otherwise;
●	acts of war or terrorism and other external factors over which we have no control.

We are subject to labor laws governing relationships with employees, including minimum wage requirements, overtime, working conditions, and citizenship requirements. Compliance with these laws may lead to increased costs and operational complexity and may increase our exposure to governmental investigations or litigation

In addition, we do not control our his manufacturer or suppliers or other vendors or their labor, environmental or other business practices. The violation of labor, environmental or other laws by an supplier or vendor from those generally accepted as ethical or appropriate in the U.S., could interrupt or otherwise disrupt the shipment of our products, harm our trademarks or damage our reputation. The occurrence of any of these events could materially adversely affect our business, financial condition and results of operations.

We are dependent on a limited number of distribution and sourcing centers. Our ability to meet the needs of our customers and our retail stores and e-commerce sites depends on the proper operation of these centers. If any of these centers were to shut down or otherwise become inoperable or inaccessible for any reason, including as a result of the ongoing Covid-19 pandemic, we could suffer a substantial loss of inventory and/or disruptions of deliveries to our retail and wholesale customers.

Because our distribution centers include automated and computer controlled equipment, they are susceptible to risks including power interruptions, hardware and system failures, software viruses, and security breaches. The warehousing of the company’s merchandise, store replenishment and processing direct-to-customer orders is handled by these centers and a prolonged disruption in any center’s operation could materially adversely affect our business and operations.

Our business may be subject to increased costs due to excess inventories and a decline in profitability as a result of increasing pressure on margins if we misjudge the demand for our products.

If we misjudge the market for our products or demand for our products are impacted by an unforeseen factor, such as the Covid-19 pandemic, we may be faced with significant excess inventories. If that occurs, we may be forced to rely on destruction, donation, markdowns or promotional sales to dispose of excess or slow-moving inventory, which may negatively impact our gross margin, overall profitability and efficacy of our brands.

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We could experience delays or production issues at our manufacturing facility that could harm our business.

We manufacture our own goods in Ethiopia. Some of the challenges we may experience at our manufacturing facility include, but are not limited to: insufficient product capacity to meet growing demand, errors in making products to our specifications, inability to obtain sufficient raw materials, poor quality control, failure to meet production deadlines, increases in manufacturing costs and failure to properly use our intellectual property. COVID-19 could have a materially negative impact on our manufacturing if our facility is required to shut down, suspend manufacturing or otherwise discontinue operations due to COVID-19 and government restrictions.

The imposition of duties and tariffs by the United States government on foreign goods could negatively impact our business.

We are required to pay federal tariffs to the US government because or products are foreign made goods. We currently pay federal duties of about 1% on our goods. The federal government has the ability to increase these duties. If additional duties are imposed, our margins and earnings may be negatively affected. We cannot predict the nature of any additional duties or tariffs that are pending but tariffs can be changed without notice to use.

The success of our business relies heavily on our integrity in the industry and our ability to respond to changing industry trends in a timely manner.

A negative impression within the industry and/or our customer base of our in price integrity, product integrity, design, executive leadership, customer service, and or marketing, could negatively affect demand for our products. Furthermore, our products are subject to rapidly changing fashion trends and consumer preferences. If we do not anticipate and respond promptly to changing customer preferences and fashion trends, our sales and results of operations may be negatively impacted. Our success also depends in part on our creating compelling marketing campaigns that appeal to our customers.

Our business is subject to seasonal fluctuations.

The Company’s sales are typically affected by seasonal fluctuations. Poor sales during a peak season for the Company could have a material adverse effect on its full year operating results and result in higher inventories. In addition, fluctuations in net sales, operating income and operating cash flows of the company in any fiscal quarter may be affected by the timing of wholesale shipments and other events affecting retail sales, including adverse weather conditions or other macroeconomic events, including the impact of the Covid-19 pandemic.

Our business is subject to computer system disruption and cyber security threats, including a personal data or security breach, which could damage our relationships with our customers, harm our reputation, expose us to litigation and adversely affect our business.

We depend on digital technologies for the successful operation of our business, including corporate email communications to and from employees, customers, stores and vendors, the design, manufacture and distribution of our finished goods, digital marketing efforts, collection and retention of customer data, employee and vendor information, the processing of credit card transactions, online e-commerce activities and our interaction with the public in the social media space. The retail industry, in particular, has been the target of many recent cyber-attacks. As part of our business model, we collect, retain, and transmit confidential information over public networks. In addition to our own databases, we use third party service providers to store, process and transmit this information on our behalf. We cannot control third parties and cannot guarantee that a personal data or security breach will not occur in the future either at their location or within their systems. Any misappropriation of confidential or personal information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors. We may also incur significant costs implementing additional security measures to protect against new or enhanced data security or privacy threats, or to comply with current and new state, federal and international laws governing the unauthorized disclosure of confidential and personal information which are continuously being enacted and proposed. We could also face sizable fines, significant breach containment and notification costs to supervisory authorities and the affected data subjects, and increased litigation as a result of cyber security or personal data breaches.

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In addition, we have e-commerce in the U.S. Given the robust nature of our e-commerce presence and digital strategy, it is imperative that we maintain uninterrupted operation of our: (i) computer hardware, (ii) software systems, (iii) customer marketing databases, and (iv) ability to email our current and potential customers. Despite our preventative efforts, our systems are vulnerable from time-to-time to damage, disruption or interruption from, among other things, physical damage, natural disasters, inadequate system capacity, system issues, security breaches, email blocking lists, computer malware or power outages. Any material disruptions in our e-commerce presence or information technology systems could have a material adverse effect on our business, financial condition and results of operations.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this Offering Circular are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

DILUTION

We have not sold any securities to our officers or directors in the past 12 months and, therefore, there is not a discrepancy in the price of securities offered to our officers and directors over the past 12 months and investors in this offering. Nonetheless, all investors purchasing in from the Company in this offering will experience immediate dilution and all shareholders in the Company may be subject to dilution from the exercise of convertible securities currently outstanding in the Company, or if the Company issues more of its authorized stock.

Our net tangible book value as of March 31, 2022 was approximately -$809,604.69, or approximately -$0.009 per share based on 90,000,000 shares of common stock outstanding as of March 31, 2022 (after adjusting for forward stock split).

After giving further effect to the sale of 30,000,000 shares of Class B common stock in this offering, at an offering price of $0.50 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value would have been approximately $12,690,395.31, or $0.106 per share. This represents an immediate increase in net tangible book value of approximately $0.115 per share to existing stockholders and immediate dilution of approximately $0.394 per share to investors purchasing Shares in this offering at the public offering price. The following table illustrates this per share dilution.

The following table illustrates this calculation on a per share basis.

Assumed public offering price per Unit	$0.50
Net tangible book value per share as of March 31, 2022	$-0.009
Increase in net tangible book value per share attributable to new investors	$0.115
Adjusted net tangible book value per share as of March31, 2022	$0.106
Dilution per share to new investors in the offering	$0.394

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The foregoing takes into account only Class A and Class B common stock and does not include preferred stock or outstanding options, other convertible securities or Bonus Shares, which could cause further dilution. There is no accurate way to predict who will invest or how many Bonus Shares an investor may be entitled to and how that will impact dilution, however, assuming all investors qualify for the maximum number of Bonus Shares, 6,000,000 additional Bonus Shares would be issued in this offering, which would cause immediate dilution to your investment.

PLAN OF DISTRIBUTION

We are offering up to 30,000,000 non-voting Class B Shares in the Company at a price per share of $0.50, for maximum offering proceeds of up to $15,000,000 if all offered Shares are sold, plus additional Bonus Shares as below detailed. There is no minimum offering amount and no provision to return investor funds if a minimum number of Shares is not sold. All accepted subscription funds will be immediately available for the Company’s use. We intend to conduct multiple separate closings, which closings may be conducted on a rolling basis. Closings shall occur on such dates as agreed between the Company and our Broker. The minimum investment established for each investor is $500.

This offering shall be terminated upon (i) the date which is one year from the date this Offering Circular or an amendment thereof, as applicable, is qualified by the SEC, which period may be extended for an additional year on up to two occasions, as determined by our board of directors in its sole discretion, or (ii) the sale of the maximum offering amount of Shares for the offering. Notwithstanding the foregoing, we may reduce, increase, rescind or terminate this offering at any time, in our sole discretion, at which time we will file an amendment to the Offering Statement. The sale of Shares will commence once this Offering Circular, as amended, is qualified by the SEC.

The Company has engaged DealMaker Securities, LLC (the “Broker”) to assist in the self-driven capital raise on a best efforts basis of its securities in those states it is registered to undertake such activities. The Broker will not solicit potential investors. The Broker is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

The Company has also engaged Novation Solutions, Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker to create and maintain the online subscription processing platform for the offering.

The Company has also engaged DealMaker Transfer Agent LLC, an SEC-registered securities transfer agent and an affiliate of Broker, to act as its transfer agent for the Shares.

Commissions and Discounts

The following table shows the total maximum discounts, commissions, and fees payable to DealMaker Securities LLC (the “Broker”) and its affiliates, as well as certain other fees in connection with this Offering by the Company.

	Per Share	Total
Public offering price	$0.50	$15,000,000.00
Anticipated maximum broker commission	$0.005	$150,000.00
Anticipated consulting, processing and technology fees	$0.0285	$855,000.00
Anticipated Marketing Fees (Electronic Road Show)	$.004	$120,000.00

Proceeds, before other expenses	$0.4625	$13,875.000.00

Other Terms

DealMaker Securities, LLC, a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide the administrative and compliance related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services:

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing issuer with information on an investor in order for issuer to determine whether to accept such investor into the Offering;
●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;
●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;
●	Providing a dedicated account manager; and
●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

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We have agreed to pay Broker and its affiliates fees consisting of the following:

●	A one-time $31,000 compliance consulting fee to assist the Company with the following:

	○	Reviewing and performing due diligence on our Company and our management and principals and consulting with us regarding same;

	○	Consulting with our Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

	○	White labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

	○	Consulting with our Company on question customization for investor questionnaire;

	○	Consulting with our Company on selection of webhosting services;

	○	Consulting with our Company on completing template for the Offering campaign page;

	○	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

	○	Providing advice to our Company on preparation and completion of this Offering Circular;

	○	Advising our Company on how to configure our website for the Offering working with prospective investors;

	○	Provide extensive, review, training and advice to our Company and our personnel on how to configure and use the electronic platform for the Offering powered by DealMaker.tech, an affiliate of the Broker;

	○	Assisting our Company in the preparation of state, Commission and FINRA filings related to the Offering; and

	○	Working with our personnel and counsel in providing information to the extent necessary.

The Broker will receive a cash commission equal to one percent (1%) of the amount raised in the Offering. Additionally, the Broker and its affiliates will receive certain other fees described specifically in the agreement with Broker filed as an exhibit to the Offering Statement of which this Offering Circular forms a part, based on the actual number of investors accepted into the Offering and the methods of payment in connection therewith.  Total payment processing expenses incurred in connection with the Offering, which are payable to an affiliate of the Broker, are expected to be approximately three (3%) percent of the Offering proceeds.  The aggregate fees payable to the Broker and its affiliates, including the fees described above and additional fees described in the agreement relating to technology services and marketing services, will not exceed seven and one-half percent (7.5%) of the Offering, or a maximum of $1,125,000, in the event that the Offering is fully subscribed.

Technology Services

After the Commission has qualified the Offering Statement, the Offering will be conducted using the online subscription processing platform of DealMaker, through our website at https://invest.parkerclay.com whereby investors in the Offering will receive, review, execute, and deliver subscription agreements electronically. Payment of the purchase price for the Shares will be made through a third party processor by ACH debit transfer or wire transfer or credit card to an account designated by us.  The Broker is not participating as an underwriter or placement agent in the Offering and will not solicit any investments, recommend our securities, provide investment advice to any prospective investor, or distribute the Offering Circular or other offering materials to potential investors. All inquiries regarding the Offering should be made directly to our Company.

As set forth above, the maximum possible underwriting compensation payable to the Broker and its affiliates, in the aggregate, is $1,125,000. These assumptions were used in estimating the fees due in the “Use of Proceeds to Issuer.”  Included in the fees we have agreed to pay, but not payable directly to affiliates of the Broker, are third-party costs, including, but not limited to, charges payable to payment processors, interchange networks, banks, and other vendors who are not affiliated with the Broker of us.

DealMaker Securities LLC has not investigated the desirability or advisability of investment in the Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Investor Suitability Standards

Our non-voting Class B Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any of the Shares of our company does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1. an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2. earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D.

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

We will be permitted to make a determination that the subscribers of Shares in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov. We may accept or reject any subscription, in whole or in part, for any reason or no reason at all.

An investment in our Shares may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our Shares.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this Offering Circular. Except as otherwise indicated, all information contained in this Offering Circular is given as of the date of this Offering Circular. Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “Offering Circular Supplement” that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular Supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the SEC.

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The offering statement and all amendments, supplements and reports that we have filed or will file in the future can be read on the SEC website at www.sec.gov.

Bonus Shares; Discounted Price for Certain Investors

To encourage participation in the Offering, we are providing certain investors who invest a minimum of $5,000 Bonus Shares for no additional monetary compensation. Therefore, investors receiving Bonus Shares are effectively receiving a discount on the Shares they purchase. Bonus Shares have identical rights, privileges, preferences as well as restrictions to the Class B Shares to be purchased by investors. In addition, investors who invest a minimum of $500 will receive a $50 gift card for Parker Clay products.

The table below presents investment levels and their associated Bonus Shares:

Investment Amount	Rewards
$500	$50 gift code for Parker Clay products
$5,000-$50,000	5% Bonus Shares
$50,000.01-$100,000	10% Bonus Shares
$100,000.01-$500,000	15% Bonus Shares + Limited Edition Parker Clay product (selected by the Company)
$500,000.01+	20% Bonus Shares + Limited Edition Parker Clay product (selected by the Company) + airfare and hotel accommodations to Addis Ababa, Ethiopia to visit the Parker Clay factory* + design a custom leather bag with Parker Clay design team while in Ethiopia

*Trip to Ethiopia to be arranged between the investor and the Company. Duration of the trip is expected to be between three-five days. Airfare will be business class on a reputable airline selected by the Company. Hotel accommodations will be at a four-star hotel selected by the Company. In-country ground transportation to and from the airport and hotel and hotel and factory will be provided by the Company. Travel must be completed within one-year from date of investment. The expenses for such travel will be treated as offering costs.

DealMaker Securities LLC has not been engaged to assist in the distribution of the Bonus Shares and will not receive any compensation related to the Bonus Shares.

How to Subscribe

We have engaged Novation Solutions Inc. (o/a DealMaker) (the “Technology Provider”) to provide certain technology services to us in connection with this offering, including providing the online subscription processing platform.

After the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, this offering will be conducted online through our website at the domain name www.invest.parkerclay.com using the Digital Platform tools whereby investors review and complete online subscription agreements and make payment of the purchase price through a third-party processor to an account we designate. We estimate total fees payable by the Company directly to the Technology Provider will be approximately $10,000 upfront and $2,000 per month plus miscellaneous transaction fees.

The Technology Provider is not participating as an underwriter or placement agent of this offering and will not solicit any investments, recommend our securities, provide investment advice to any prospective investor, or distribute this Offering Circular or other offering materials to potential investors. All inquiries regarding this offering should be made directly to us.

Potential investors who are “qualified purchasers” may subscribe to purchase our Class B Shares. Any potential investor wishing to acquire such Shares must:

1. Visit our website hosted by dealmaker.tech at www.invest.parkerclay.com. You will be prompted to create an account. Once you have created your account, you will be able to review our offering documents.

2. Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached hereto or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in Shares is suitable for you.

3. Review and complete the subscription agreement. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

4. Once the completed subscription agreement is signed, you must transfer funds in an amount equal to the purchase price for the Shares you have applied to subscribe for (as set out on the front page of your subscription agreement). We will hold such subscription monies in escrow until such time as your subscription agreement is either accepted or rejected and, if accepted, such further time until you are issued the Shares.

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5. We will review the subscription documentation completed and signed by you. You may be asked to provide additional information. A representative will contact you directly if required. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw the offering at any time prior to closing.

6. Once the review is complete, we will inform you whether or not your application to subscribe for the Shares is approved or denied and, if approved, the number of Shares accepted. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction.

7. If all or a part of your subscription is approved, then the number of Shares you are entitled to subscribe for will be issued to you upon the closing. Simultaneously with the issuance of the Shares, the subscription monies held on your behalf will be transferred to our operating account as consideration for such Shares.

By executing the subscription agreement, you agree to be bound by the terms of the subscription agreement and the Company’s governing documents. We will rely on the information you provide in the subscription agreement and the supplemental information you provide in order for us to verify your status as a “qualified purchaser.” If any information about your “qualified purchaser” status changes prior to you being issued the Shares, please notify us immediately using the contact details set out in the subscription agreement. As part of the subscription investors will be required to represent and warrant that they have read and understand this Offering Circular, as amended or supplemented. Investors will also be required to agree to indemnify the Company for misrepresentations of the investor within the subscription agreement or supplemental disclosures. Nonetheless, we may not require, and are not requiring, investors to waive any claims or remedies they may have against the Company under the Securities Act, Exchange Act or state securities laws. Once an investor’s Shares have been issued, the investor will become a shareholder of our Company.

We may permit investors to pay their subscription amount via check, ACH, wire transfer, credit card, or crypto currency, instructions and terms for which will be provided at our investor portal. If allowed, credit card and crypto currency payments will be processed by a third party, for which the investor may be charged a fee and/or be obligated to agree to terms imposed by the third-party processor.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of the Shares offered hereby and the intended uses of such proceeds over an approximate12 month period. It is possible that we may not raise the entire $15,000,000 in Shares being offered through this Offering Circular. In such case, we will reallocate the use of proceeds as the board of directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

Capital Sources and Uses

	100%	75%	50%	25%
Gross Offering Proceeds	$15,000,000	$11,250,000	$7,500,000	$3,750,000
Offering Costs(1)	$1,500,000	$1,125,000	$750,000	$375,000

Use of Net Proceeds:

Marketing	$6,075,000	$4,303,125	$2,868,750	$3,375,000
Production and Manufacturing	$2,025,000	$1,771,875	$843,750	$506,250
Inventory	$945,000	$759,375	$675,000	$421,875
Working Capital	$1,755,000	$1,518,750	$1,181,250	$624,375
Additional Retail Locations(2)	$1,687,500	$1,012,500	$506,250	$0
Executive Recruitment and Hiring(3)	$1,012,500	$759,375	$675,000	$253,125

Notes:

(1)	DealMaker Securities LLC, referred to herein as the Broker, is engaged for administrative and compliance related services in connection with this Offering, but not for underwriting or placement agent services. Once the Commission has qualified the Offering Statement and this Offering commences, the Broker will receive a cash commission equal to one percent (1%) of the amount raised in the Offering. Additionally, the Broker and its affiliates will receive certain other fees.

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(2)	The Company expects to be able to open approximately six new retail locations, assuming a fully funded offering.

(3)	The Company is seeking to hire at least a permanent CFO, Chief Marketing Officer and Chief Operating Officer

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DESCRIPTION OF BUSINESS

Organization

The Company was originally incorporated in California on April 7, 2014 as a limited liability company under the name Parker Clay LLC. The Company then incorporated in Delaware on March 11, 2020 as a public benefit corporation under the name Parker Clay Global, PBC. On March 11, 2020, Parker Clay Global, PBC acquired 100% of the membership interests of Parker Clay LLC in exchange for 9,000,000 shares of the Company’s common stock. As part of the acquisition of Parker Clay LLC, the Company also acquired Parker Clay LLC’s interests in 99% of PCE Ventures Manufacturing Private Limited Company, which was formed by Parker Clay LLC on May 25, 2018 in Addis Ababa, Ethiopia to act as the Company’s manufacturing subsidiary in Ethiopia. Except for manufacturing done under PCE Ventures Manufacturing Private Limited Company, all operations are contained within Parker Clay LLC.

On August 11, 2022 the Company (i) created its Class A and Class B common stock with its original common stock now comprising Class A common stock, (ii) authorized 100,000,000 shares of Class A common stock, (iii) authorized 59,000,000 shares of Class B common stock, (iv) authorized 41,000,000 shares of preferred stock, (v) designated 40,322,500 shares of preferred stock as Series A Preferred Stock, and (vi) effectuated a 10 for 1 forward stock split of its common stock into shares of Class A common stock.

There is currently no trading market for our securities and none is likely to develop in the near future. We qualify as an Emerging Growth Company under the JOBS Act, which will entitle us to reduced reporting obligations for a limited period of time in the future should we become subject to the reporting requirement under the Exchange Act.

The Company has been incorporated as a public benefit corporation (a PBC). Unlike traditional corporations incorporated in Delaware where the duty of the directors is to maximize profits and value for the stockholders, a PBC is a for-profit corporation that is also intended to produce a public benefit and to operate in a responsible and sustainable manner. To that end, a PBC should be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the corporation’s conduct, and the public benefit. Our public benefit purpose is that of producing a material positive impact on environmental challenges and charitable causes, taken as a whole, assessed against a third-party standard.

Any action to enforce the balancing requirement of a Delaware PBC may not be brought unless the plaintiffs in such action own individually or collectively, as of the date of instituting such action, at least 2% of the corporation’s outstanding shares. To convert from a PBC to a conventional corporation will take a vote of a majority of our voting stock. PBC’s are taxed in the same manner as conventional general corporations. Except as modified by the rules specifically applicable to public benefit corporations under Delaware General Corporation Law (“DGCL”) Section 365, all other rules applicable to general corporations under the DGCL apply to the Company.

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Our principal executive offices are located at 133 E. Anapamu St, Santa Barbara, CA 93101 and our telephone number is (805) 699-5144.

Business Operations

At Parker Clay, we make a Better Bag for a Better World. We are a vertically integrated designer, manufacturer, marketer, and seller of luxury handbags for women and men. Our products include tote bags, shoulder bags, crossbody bags, bucket bags, clutches, belt bags, pouches, travel bags, messenger bags, laptop bags and small leather goods such as wallets, card holders, collars, belts and straps.

We source our leather and manufacture our products in Ethiopia. Why Ethiopia? While living in Addis Ababa, Ethiopia, our co-founders, Ian Bentley and Brittany Bentley, discovered that Ethiopia is home to some of the finest leather materials and leatherworkers. They met incredible women overcoming the odds, discovered beautiful traditions, and learned about world-class materials that have been the backbone of luxury brands for decades, but with no recognition or growth to show for it. From there, an idea was born: they could bring these beautiful products to the world, create jobs to empower vulnerable women, and celebrate traditional, sustainable, and ethical craftsmanship all at once.

In 2014, the Company was founded to provide its consumers with the finest handbags and leather products without the exploitation of its workers and our planet. At Parker Clay, we hire at-risk women, pay living wages and benefits, and provide skills training, career advancement, and financial literacy opportunities to all of our employees.

Our Process

We purchase our raw materials from local tanneries in Ethiopia. Addis Ababa is a market city and trading hub for the surrounding agricultural lands, much of which is dedicated to cattle ranching. Many of these ranches are family-owned and operated. We hand select our full grain leather and suede to ensure quality, durability and beauty. We can pay top dollar for the leather, encouraging the local ranches to meet our demand.

Our materials then arrive at our factory where we employ at-risk woman that we meet through our local partners. By manufacturing in-house, we are able to control the quality and timing of our products. Further, by manufacturing our own products, we are able to control our supply chain and bring designs to market in a matter of days as compared to months or years like our competitors.

Once complete, finished products are shipped to our warehouse in Santa Barbara, CA. From there, our warehouse fulfills our customers’ orders and ships inventory to our retail stores. Shipments generally go out within 24 hours of a customer placing their order. Our commitment to bettering the planet doesn’t end at production; we ship all of our products to customers in a reusable organic cotton storage bag packaged in a recyclable paper box.

Sales Channels

We sell our products through the following channels: retail store locations, direct to consumer, and wholesale.

We currently have three retail stores in California and one retail location in Denver, CO. These stores currently represent approximately 8% of our total sales. Our products are also sold wholesale, which sales currently represent 14% of our sales. The rest of our sales are direct to consumer through our website and corporate (business to business) sales.

Market Information

According to Business of Fashion (BoF), the global handbag market is estimated at $72B with that number set to grow to $100B by 2027. The sustainable product market is estimated at $150B, with sustainable products growing 5.6 times faster than conventional products from 2013-2018. Ninety percent of Millennials (generally born 1982-1996) will buy from a brand if they believe in its social and environmental claims.

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Our target market consists primarily of women ages 25-55 years old who are interested in social and environmental issues, with a large segment within the Millennial generation. To appeal to our market and increase brand awareness, we have partnered with celebrities to create a line of handbags sponsored by celebrities like Mandy Moore, Whoopi Goldberg and Mary-Louise Parker.

Competitive Conditions

The global premium leather handbag and accessories industry is highly competitive. The Company competes primarily with European and American luxury and accessible luxury brands as well as private label retailers. Over the last several years these industries have grown, encouraging the entry of new competitors as well as increasing the competition from existing competitors. We compete with many other entities which may have greater resources or operating experience than we do. We consider the following among some of our top competitors:

●	Coach
●	Kate Spade
●	Gucci
●	Louis Vuitton

Intellectual Property

We have trademarked the name “Parker Clay” in the U.S. for Class 18, Backpacks; Purses; Wallets; All-purpose carrying bags; Leather bags; Leather pouches; Travelling bags, Registration No. 5594693. We have also trademarked “We go together” Class 18, Backpacks; Purses; Wallets; All-purpose carrying bags; Leather bags; Leather pouches; Travelling bags, Registration No. 6252615;and “VIPurpose” for Class 35, Arranging and conducting incentive reward programs to promote the sale of backpacks, purses, wallets, all-purpose carrying bags, leather bags, leather pouches and travelling bags, Registration No. 6252614.

Employees

At the time of filing, the Company, directly or through its subsidiaries, currently has approximately 221 employees, 218 of which are full-time employees and three of which are part-time; however, due to the revolving nature of retail and factory employment, such numbers may change at any time. Approximately 200 of our full-time employees work for PCE in Ethiopia.

Reports to Security Holders

We are required to keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our board of directors in accordance with the Internal Revenue Code. We will file with the SEC periodic reports as required by applicable securities laws.

Under the Securities Act, we must update this Offering Circular upon the occurrence of certain material events. We will file updated Offering Circulars and Offering Circular supplements with the SEC. We are also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are offered pursuant to Regulation A, and accordingly, we will file annual reports, semiannual reports and other information with the SEC. We will provide such documents and periodic updates electronically through the SEC’s EDGAR system at www.sec.gov. We will provide holders with copies via email or paper copies at any time upon request.

As a PBC, we are required to no less than biennially provide our stockholders with a statement as to our promotion of the public benefit identified in our certificate of incorporation and of the best interests of those materially affected by our conduct.

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Government Regulation

Most of the Company’s imported products are subject to duties, indirect taxes, quotas and non-tariff trade barriers that may limit the quantity of products that we may import into the United States and other countries or may impact the cost of such products.

We are also subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

Transfer Agent

We have engaged DealMaker Transfer Agent LLC as our transfer agent, located at 16540 Pointe Village Drive, Suite 201j, Lutz, Fl 33558.

Bankruptcy, Receivership, Etc.

Not applicable.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings in which we are involved.

Reclassification, Merger, Consolidation, Etc.

Not applicable.

DESCRIPTION OF PROPERTY

The Company does not currently own any real property. We do however lease retail and manufacturing space as below detailed. We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Address	Type
495 Pine Ave, Suite A, Goleta, CA 93117	Office and Warehouse

133 E. Anapamu St., Santa Barbara, CA 93101	Retail Shop

110 Tank Farm Rd, Suite 130, San Luis Obispo, CA 93401	Retail Shop

12751 Millennium Dr, Los Angeles, CA 90094	Retail Shop

1801 Blake St, Denver, CO 80202	Retail Shop

Addis Ababa, Ethiopia	Manufacturing Facility

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The consolidated financial statements include the accounts of the Company and its operational wholly owned subsidiaries.

Results of Operations for Year Ended December 31, 2021 Compared with Year Ended December 31, 2020

Revenues increased $871,873 from $3,960,966 in 2020 to $4,832,839 in 2021. The increase was due to higher sales through direct-to-consumer online sales and corporate purchases.

Cost of Goods Sold increased $356,816 from $1,416,295 in 2020 to $1,773,111 in 2021 due to the increased Revenue. However, Cost of Goods Sold increased by 1% of Revenue due to the product mix sold and lower manufacturing costs.

Officers and director’s compensation decreased $28,272 from $307,268 in 2020 to $278,996 in 2021. Strategic consulting fees increased $45,259 from $37,901 in 2020 to $83,160 in 2021.

Marketing expense increased $886,400 from $1,168,667 in 2020 to $2,055,067 in 2021.

Rent expense increased $55,949 from $120,437 in 2020 to $176,386 in 2021, due to a consolidation of the offices and warehouse space into a new building with room for expansion.

Professional fees increased $51,864 from $88,468 in 2020 to $140,332 in 2021.

Depreciation of property and equipment decreased $14,812 from $37,767 in 2020 to $22,955 in 2021. There are no intangible assets to amortize.

Other operating expenses increased $870,789 from $1,212,561 in 2020 to $2,083,350 in 2021. The increase was due largely to salaries and wages and software fees in 2021 compared to 2020.

Net operating loss increased $1,318,987 from $650,764 in 2020 to $1,969,751 in 2021. The primary increase was due to payroll and marketing increases for investment in the company operations and scaling.

Results of Operations for Period Ended June 30, 2022 Compared with June 30, 2021

Revenues decreased $55,226 from $1,694,258 in 2021 to $1,639,032 in 2022. The decrease was due the implementation of a new marketing strategy that improved the MER and efficiency of the ad spending, but reduced the overall spending by $420,162.

Cost of Goods Sold decreased $93,903 from $564,557 in 2021 to $470,654 in 2022 due to lower shipping costs to customers and a reduction of finished product costs from the factory – gross profit increased by $38,677 and gross margin increased by 4.6%.

Officers and director’s compensation increased $7,896 from $140,404 in 2021 to $148,300 in 2022. Strategic consulting fees increased $20,187 from $26,360 in 2021 to $46,547 in 2022 due to the $21,000 initial fee for the Regulation A agent.

Marketing expense decreased $420,162 from $800,920 in 2021 to $380,758 in 2022 due to the new marketing and ad spend strategy.

Rent expense increased $57,820 from $67,237 in 2021 to $125,057 in 2022, due to a consolidation of the offices and warehouse space in mid-2021 into a new building with space for expansion.

Professional fees increased $65,618 from $43,806 in 2021 to $109,424 in 2022. $71,000 of the 2022 increase was for the audit, agent, and legal preparation for the Regulation A.

Depreciation of property and equipment decreased $2,557 from $7,479 in 2021 to $4,922 in 2022. There are no intangible assets to amortize.

Other operating expenses increased $214,918 from $1,186,912 in 2021 to $1,401,830 in 2022. The change was due to an increase in payroll, rent, and cost for the Regulation A preparation.

Net operating loss decreased $243,921 from $858,131 in 2021 to $614,210 in 2022. The primary decrease was due to the savings incurred by the new marketing strategy.

Liquidity and Capital Resources

At June 30, 2022, the Company had cash and cash equivalents of $647,033 and working capital of $1,215,223. This amount is expected to last approximately 12 months.

The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. The company believes that its revenues will be sufficient to fund its operations over the next 12 months. The Company intends to raise capital through its Regulation A offering, partial proceeds of which will be used to expand the Company’s operations.

We currently have no commitments with any person for any capital expenditures.

We have no off-balance sheet arrangements.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers as of November 5, 2022 are as follows:

Name	Position	Age	Term of Office
Ian Bentley	CEO, Secretary, Director, Chairman	38	May, 2015 – Present

Kiah Jordan	CFO	39	May, 2018 – Present
Brittany Bentley	Chief Creative Officer	40	May, 2015-Present
Kibreab Lomencho	Deputy General Manager of PCE (Significant Employee)	38	May, 2018-Present

Ian Bentley, CEO, Secretary, Director and Chairman of the Board of Directors. Ian Bentley brings executive level expertise and leadership in sales, marketing, management, asset management, and business development in both domestic and international markets. Prior to starting Parker Clay in 2014, Ian served as Vice President of Sales and Marketing for JM Development, Inc., and as President for the Zia Group, both established and top performing real estate development and sales enterprises in California. Ian has served on non-profit boards in Ethiopia and United States, helping to address the issues of human trafficking and creating sustainable job opportunities. Ian’s commitment is to make a products that show case the finest Ethiopian leather and craftsmanship, while providing meaningful job opportunities, vocational training, and living wages for at-risk women. He has a Bachelor’s degree in Business, Marketing and Management from California State University San Marcos, where heal so won the school’s leadership achievement award. Ian has also spoken on the TEDx stage, where he has shared his vision to bring passion, purpose, and profit together in the fashion industry Ian has not held any other position since forming Parker Clay.

Kiah Jordan, CFO. Kiah Jordan has been with Parker Clay since 2016, providing financial management, analysis, and strategy for both the US and Ethiopian entities. However, prior to May, 2018, Kiah did not receive compensation for his services. In his role, he focuses on corporate structure, investor relations, and board governance. In addition to his role at Parker Clay, Kiah founded Impact Family Office, a California benefit corporation, in 2016, and serves as a professional fiduciary and trustee to families and estates throughout Southern California. He is a Certified Financial Planner™, Chartered Financial Consultant®, Licensed Professional Fiduciary and holds dual Bachelor’s degrees in both Economics and Spanish from Westmont College. He also has a Master’s of Science in Social Entrepreneurship from the University of Southern California’s Marshall School of Business. Kiah performs services through his company, Impact Family Office, which he founded in April, 2016 and currently serves as CEO, CFO and Secretary of Impact Family Office. Kiah currently serves as a Director for various non-profits: Vice-President for Santa Barbara Rescue Mission, Chairperson and President for Santa Barbara County Food Action Network, and Treasurer for Leading From Within.

Brittany Bentley, Chief Creative Officer. With a lifelong passion for all things design and style, Brittany Bentley began her career as a graphic designer in early 2003 at a Fortune 50 company. Drawing on inspiration from both Ethiopian craftsmanship and timeless California styles, Brittany created the earliest Parker Clay designs while living in Addis Ababa. Today, Brittany serves as Co-Founder and Chief Creative Officer of Parker Clay. She leads the ins-and-outs of new product design and development while still guiding the brand to maintain the original vision. Brittany has a Bachelor’s degree in Design and Applied Arts from San Diego State University. Brittany’s sole position since starting with the Company in 2015 has been as Chief Creative Officer of the Company.

Kibreab Lomencho, Deputy General Manager of PCE. Kibreab was born and raised in Awassa, Ethiopia. After graduating from Jimma University Law School, he served as an assistant judge in the Supreme Court and then was appointed as High Court judge where he served for five years before he became a licensed lawyer. He served as a senior consultant and lawyer for Cherokee Consulting PLC from November 2014 to March 2019. Kibreab is an anti-corruption activist, and was the Executive Director of Transparency Ethiopia, an organization fighting against corruption. In his role as Deputy General Manager for PCE Manufacturing Ventures PLC, Kibreab oversees and runs all Ethiopia operations including procurement, manufacturing, finances, and exporting.

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Board Committees

We have not established an audit committee, compensation committee, or nominating committee.

Family Relationships

Brittany Bentley and Ian Bentley are a married couple. Other than the foregoing, there are no familial relationships between any of our officers and directors.

Director or Officer Involvement in Certain Legal Proceedings

Our current directors and executive officers have not at any time in the past five (5) years been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) and no petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any such officers or directors, or any partnership in which they were a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Director Independence

The Company is not currently listed on any national securities exchange that has a requirement that the board of directors be independent. No member of the board of directors is independent.

Code of Ethics

We have not adopted a Code of Ethics; however, we have adopted a B Corporation Handbook as required by B Labs for the certification as a B-Corp.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the previous fiscal year ended as of December 31, 2021.

Executive Summary Compensation Table
Name and principal position	Capacities in Which Compensation was Received	Cash Compensation	Other Compensation	Total Compensation
Ian Bentley(1)
	CEO, Secretary, President and Director	$136,708.09	$12,000	$148,708.09
Kiah Jordan(2)
	CFO	$38,081.25	$0	$38,081.25
Brittany Bentley(3)	Chief Creative Officer	$104,166.72	$0	$104,166.72

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(1)	Ian Bentley does not have a written employment agreement with the Company; however, the Company has agreed to pay him a salary of $150,000 per year plus other compensation in the form of home office rent and personal vehicle use. Ian Bentley drives a Company vehicle with such expenses being allocated on the financials as a distribution at the end of the fiscal year.
(2)	Kiah Jordan is compensated as an independent contractor through his company Impact Family Office, a California benefit corporation.
(3)	Brittany Bentley does not have a written employment agreement with the Company; however, the Company has agreed to pay her a salary of $120,000 per year plus other compensation in the form of personal vehicle use. Brittany Bentley drives a Company vehicle with such expenses being allocated on the financials as a distribution at the end of the fiscal year.
(4)	Each of the foregoing individuals is paid through Parker Clay LLC.

Our only director is Ian Bentley, who we do not compensate separately for his role as director. To the extent we have additional directors in the future, we do not intend to pay such directors salary or cash compensation, but may issue them common stock, with such compensation to be determined by the board of directors in the future when applicable.

Equity Incentive Plan

We adopted the “Parker Clay Global, PBC 2021 Equity Incentive Plan” on October 12, 2021 (“ESOP”). Pursuant to the ESOP, the Company has reserved 10,000,000 shares of its Class A common stock (after adjusting for forward stock split) for issuance under the ESOP. Options under the ESOP may be issued as incentive stock options or non-qualified stock options. The Company may also issue restricted stock units and stock appreciation rights under the ESOP. Incentive stock options may only be issued to employees of the Company and its subsidiaries and are subject to numerous other restrictions in order to comply with applicable tax provisions under the Internal Revenue Code. The board of directors has broader discretion with regard to other awards issuable under the ESOP. To date, the Company has issued non-qualified stock options for 2,342,550 shares of common stock (now Class A common stock) to non-executive employees.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the ownership, as of November 5, 2022, of our common stock by each person known by us to be the beneficial owner of more than 10% of any class of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

As of November 5, 2022, there are 90,000,000 shares of Class A common stock outstanding, 0 shares of Class B common stock outstanding, and 0 shares of Series A Preferred Stock outstanding, for a total of 90,000,000 votes eligible to be cast in any Company vote.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

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Except as otherwise indicated and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership(1)	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
	Bentley Family Trust dated December 13, 2017
Class A common stock	133 E. Anapamu St, Santa Barbara, CA 93101	90,000,000	N/A	100%

(1)	Ian Bentley, our CEO, President, Director, Chairman and Secretary, and Brittany Bentley, our Chief Creative Officer, are the initial beneficiaries and trustees of the Bentley Family Trust dated December 13, 2017. No other officers or directors hold any stock in the Company and no other shareholders own more than 10% of the issued and outstanding stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described herein (or within the section entitled Executive Compensation of this Offering Circular), none of the following parties (each a “Related Party”) has, in our fiscal years ended 2020 and 2021 and the interim period in 2022, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●	any of our directors or officers;
●	any nominee for election as a director;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

On March 30, 2020, the Bentley Family Trust dated December 13, 2017 entered into an agreement whereby it exchanged 100% of its ownership in Parker Clay LLC for all 90,000,000 (after adjusting for the forward stock split) of the issued and outstanding shares the Company’s common stock with a par value of $0.00001 as the consideration. This transaction, which included no other consideration, was with a related party and therefore carried over to the Company at cost and led to the acquisition adjustment of $1,276,430 in the consolidated statements of stockholder’s deficit during the year ended December 31, 2020. Therefore, in 2020, Parker Clay LLC was effectively merged into the Company, which was the continuing entity, and thereby becoming a wholly- owned subsidiary of the Company. When issued, this stock was unintentionally subject to a vesting schedule, which the Company’s board has since removed. Thus, this stock was fully vested in 2020 at the grant date as of December 31, 2020 and was not intended to be compensation.

The Company purchases its inventory of leather finished goods from PCE’s facility in Ethiopia, which the revenues and associated costs are eliminated on consolidation. Monetary and non-monetary related party transactions that have commercial substance are measured at the exchange amount when they are in the normal course of operations, except when the transaction is an exchange of a product or property held-for-sale in the normal course of operations. Where the transaction is not in the normal course of operations, it is measured at the exchange amount when there is a substantive change in the ownership of the item transferred and there is independent evidence of the exchange amount. All other related party transactions are measured at the carrying amount.

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As of December 31, 2021 and 2020, the Company had a loan receivable from shareholder, Ian Bentley, of $57,568 and $0, respectively. This loan receivable was entered into on January 1, 2021 with an interest rate of approximately 1% with a maturity date of December 2029, with payments of $8,281 due annually.

For the six months ended June 30, 2022 and 2021, the Company also has related party subcontractor expense of $4,000 and $0, respectively; and interest loan expense of $5,062 and $22,500 respectively.

As of June 30, 2022 and December 31, 2021, the Company has related party notes payable (included in Note I) of $100,000; SAFE liabilities of $317,260; accounts payables of $3,655 and $0, respectively; accrued interest payable of $5,062 and $15,750, respectively.

SECURITIES BEING OFFERED

The following description is a summary of the material rights of shareholders; however; only Class B common stock is being offered pursuant to this Offering Circular. Shareholder rights are dictated via the Company’s Certificate of Incorporation and Bylaws, each as amended from time to time. The foregoing documents have been filed as exhibits to this Offering Circular.

None of our securities are currently listed or quoted for trading on any national securities exchange or national quotation system.

Common Stock

We are authorized to issue 100,000,000 shares of Class A common stock and 59,000,000 shares of Class B common stock, $0.00001 par value per share, respectively. As of August 11, 2022, there were 90,000,000 shares of Class A common stock issued and outstanding, held by one shareholder of record, and 0 shares of Class B common stock issued and outstanding.

Except as otherwise provided in the Certificate of Incorporation or required by applicable law, shares of Class A common stock and Class B common stock shall have the same rights and powers, and rank equally.

Each share of Class A common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. Class B common stock is non-voting and shall not be entitled to vote on any company matter. The holders are not permitted to vote their shares cumulatively. Shareholders may take action by written consent.

Holders of our common stock have no pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. Per the Certificate of Incorporation, as amended on August 11, 2022, the Company may not consummate a change of control transaction without first obtaining the affirmative vote or consent of the holders of a majority of the then outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law, the Certificate of Incorporation or the Bylaws.

Shares of Class A common stock or Class B common stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders unless otherwise approved by the vote or consent of each class of common stock voting separately as a class.

In the case of any distribution or payment in respect of the shares of Class A common stock or Class B common stock upon the consolidation or merger of the Company, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A common stock and Class B common stock as a single class unless the only difference is that the shares given to Class B common stock holders are non-voting or the transaction is otherwise approved by the Class A and Class B common stock holders voting as a separate class.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends to common shareholders since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. In the case of dividends or distributions payable in shares of common stock or securities convertible into or exchangeable for shares of such common stock, the shares or securities so payable shall be payable in shares of or securities convertible into or exchangeable for, common stock of the same class upon which the dividend or distribution is being paid.

29

Preferred Stock

Per the August 11, 2022 amendment to our Certificate of Incorporation, we are authorized to issue 41,000,000 shares of preferred stock. Of these shares, 40,322,500 shares have been designated as Series A Preferred Stock, of which no shares have been issued as of November 5, 2022.

The board of directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of such class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the board of directors without approval of the holders of common stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the common stock, the Preferred Stock, or any future class or series of Preferred Stock or common stock.

On or around August 10 2022, shareholders holding a majority of the Company’s voting stock and the Company’s board approved the designation of 40,322,500 shares of Series A Preferred Stock. All Series A Preferred Stock shall rank senior to all shares of common stock of the Company with respect to liquidation preferences and shall rank pari passu to all current and future series of preferred stock, unless otherwise stated in the certificate of designation for such preferred stock. In the event of the liquidation or winding up of the Company, whether voluntary or involuntary, each holder of Series A Preferred stock may elect (i) to receive, in preference to the holders of Common Stock, a one-time liquidation preference on a per-share amount equal to $0.08158 per share of such Series A Preferred Stock, or (ii) to participate pari passu with the common stock as if such holders had converted each preferred share into shares of common stock on a share for share basis. The holders of Series A preferred Shares shall be entitled to receive such dividends paid and distributions made to the holders of shares of common stock to the same extent as if such holders had converted each preferred share held by each of them into shares of common stock on a share for share basis. Each share of Series A Preferred Stock is entitled to one vote in each matter subject to shareholder vote.

SAFEs

During 2020 to 2021, the Company entered into several Simple Agreements for Future Equity (“SAFEs”) and raised approximately $3,300,000. In general, the holders of such SAFEs have the right to participate in future equity financings of the Company where the Company sells preferred stock or has an initial public offering event, with each SAFE having a cap on the valuation of the Company upon conversion of the SAFE into shares. To date, no such event has occurred; however, in the spirit of honoring the agreements with SAFE holders, the Company has designated the Series A Preferred Stock in order to offer SAFE holders the opportunity to exchange their SAFEs for shares of Series A Preferred Stock. If all SAFE holders exchange their SAFEs, the Company expects to issue all shares of Series A Preferred Stock; however, the actual amounts of shares that will ultimately be issued cannot be determined at this time. For SAFEs that are not exchanged into Series A Preferred Stock, SAFE holders will be entitled to receive distributions in preference to common stock holders upon liquidation or merger/acquisition of the Company.

Disclosure of commission position on indemnification for securities liabilities

The Company’s Bylaws and Certificate of Incorporation, subject to the provisions of Delaware Law, contain provisions which allow the corporation to indemnify its officers and directors against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to the Company if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, may be unenforceable.

30

EXPERTS

Our financial statements for fiscal years ended December 31, 2020 and December 31, 2021 included in this offering circular have been audited by Assurance Dimensions, as stated in its report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the Shares offered by this Offering Circular. This Offering Circular does not contain all of the information included in the Offering Statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the Shares to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the qualification of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the Offering Statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We will answer inquiries from potential investors concerning the Shares, the Company and other matters relating to the offer and sale of the Shares under this Offering Circular. We will afford the potential investors the opportunity to obtain any additional information to the extent we possess such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular.

Requests and inquiries regarding this offering circular should be directed to:

Parker Clay Global, PBC

133 E. Anapamu St, Santa Barbara, CA 93101

(805) 699-5144

Email: invest@parkerclay.com

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

31

FINANCIAL STATEMENTS

Consolidated Financial Statements and

Independent Auditor’s Report

Parker Clay Global, PBC and Subsidiaries

F-1

INDEPENDENT AUDITOR’S REPORT

To the Stockholder of Parker Clay Global, PBC and Subsidiaries:

Opinion

We have audited the accompanying consolidated financial statements of Parker Clay Global, PBC and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholder’s deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parker Clay Global, PBC and Subsidiaries as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company had net losses of $1,970,000 for the year ended December 31, 2021 and a stockholder’s deficit of approximately $4,090,000 as of December 31, 2021. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-2

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Margate, Florida

August 15, 2022

ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES

also d/b/a McNAMARA and ASSOCIATES, PLLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

F-3

Parker Clay Global, PBC and Subsidiaries

Consolidated Balance Sheets
As of December 31, 2021 and 2020

	2021	2020
ASSETS
Cash	$1,632,450	$833,891
Accounts receivable, net	37,659	8,834
Inventory	1,140,788	850,730
Prepaid expenses and other assets	53,302	117,819
Loan receivable - related party, current portion	11,535	-
Current Assets	2,875,734	1,811,274

Property and equipment, net	127,218	179,858
Loan receivable - related party, net of current portion	46,033	-
Security deposits	63,413	10,192
Total Assets	$3,112,398	$2,001,324

LIABILITIES AND STOCKHOLDER’S DEFICIT

Liabilities:
Accounts payable	$681,288	$399,072
Accrued expenses	326,939	579,638
Convertible notes payable and accrued interest, current portion	-	1,500,000
Term loan, current portion	224,333	151,711
Warrant liability	164,194	-
CARES Act loan, current portion	3,750	-
Short term loans payable	15,335	127,068
Current Liabilities	1,415,839	2,757,489

Non - Current Liabilities:
Loan payable, net of discount of $158,923	1,341,077	-
Note payable and accrued interest	1,025,000	900,000
SAFE liabilities	3,139,328	85,000
Term loan, net of current portion	131,647	213,827
CARES Act loan, net of current portion	149,195	150,000
Total Liabilities	7,202,086	4,106,316
Commitments and Contingencies (Note U)
Stockholder’s Deficit
Common stock - $0.00001 par value, 100,000,000 shares authorized, 90,000,000 shares issued and outstanding, respectively	900	900
Additional paid-in capital	21,998	-
Accumulated deficit	(3,898,494)	(1,928,690)
Accumulated other comprehensive income	(211,871)	(174,928)
Non-controlling interests	(2,221)	(2,274)
Total stockholder’s deficit	(4,089,688)	(2,104,992)

Total liabilities and stockholder’s deficit	$3,112,398	$2,001,324

F-4

Parker Clay Global, PBC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss
For the years ended December 31, 2021 and 2020

	2021	2020
Revenues	$4,832,839	$3,960,966
Cost of sales	1,773,111	1,416,295
Gross profit	3,059,728	2,544,671

Operating expenses
General and administrative	2,785,179	1,804,403
Sales and marketing	2,055,067	1,168,667
Total operating expenses	4,840,246	2,973,070

Operating loss	(1,780,518)	(428,399)

Other income (expense)
Other income (expense)	1,712	(2,969)
Interest income	12,249	11,135
Interest expense	(201,568)	(230,531)
Fair value adjustment - warrant liability	(1,626)	-
Total other income (expense)	(189,233)	(222,365)

Net loss	(1,969,751)	(650,764)
Less net income attributable to non-controlling interests	53	596
Net loss attributable to Parker Clay Global, PBC	(1,969,804)	(651,360)

Net Loss Per Share:
Basic and Diluted	$(0.22)	$(0.09)

Weighted Average Common Shares Outstanding:
Basic and Diluted	9,000,000	7,273,973

Other comprehensive loss:
Foreign currency translation gain/(loss)	(36,943)	(4,866)
Comprehensive loss	$(2,006,694)	$(655,630)

F-5

Parker Clay Global, PBC and Subsidiaries

Consolidated Statements of Stockholder’s Deficit

For the years ended December 31, 2021 and 2020

	Common Stock		Additional Paid-in	Accumulated	Member’s	Accumulated Other Comprehensive	Non-controlling	Total Stockholder’s
	Shares	Amount	Capital	Deficit	Deficit	Income (Loss)	interests	Deficit

Balance - December 31, 2019	-	$-	$-	$-	$(1,276,430)	$(170,062)	$(2,870)	$(1,449,362)
Acquisition adjustments	90,000,000	900	-	(1,277,330)	1,276,430	-	-	-
Currency translation adjustment	-	-	-	-	-	(4,866)	-	(4,866)
Net income (loss)	-	-	-	(651,360)	-	-	596	(650,764)

Balance - December 31, 2020	90,000,000	900	-	(1,928,690)	-	(174,928)	(2,274)	(2,104,992)
Stock based compensation - options	-	-	21,998	-	-	-	-	21,998
Currency translation adjustment	-	-	-	-	-	(36,943)	-	(36,943)
Net income (loss)	-	-	-	(1,969,804)	-	-	53	(1,969,751)

Balance - December 31, 2021	90,000,000	$900	$21,998	$(3,898,494)	$-	$(211,871)	$(2,221)	$(4,089,688)

F-6

Parker Clay Global, PBC and Subsidiaries

Consolidated Statements of Cash Flows
December 31, 2021 and 2020

	2021	2020
Cash Flows From Operating Activities
Net loss	$(1,969,751)	$(650,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	39,601	37,767
Discount amortization	3,645	-
Foreign currency translation gain/(loss)	(36,943)	(4,866)
Fair value adjustment - warrant liability	1,626	-
Stock based compensation - options	21,998	-
Changes in operating assets and liabilities:
Accounts receivables	(28,825)	33,062
Inventory	(290,058)	(262,146)
Prepaid expenses and other assets	64,517	34,043
Security deposits	(53,221)	(1,602)
Accounts payable	312,895	247,916
Accrued expenses	23,240	399,450
Net Cash Used in Operating Activities	(1,911,276)	(167,140)
Cash Flows From Investing Activities
Loan receivable advances - related party	(69,000)	-
Loan receivable payments received - related party	11,432	-
Purchase of property and equipment	(14,495)	(92,928)
Net Cash Used in Investing Activities	(72,063)	(92,928)
Cash Flows From Financing Activities
Proceeds from loan payable	743,189	-
Proceeds from notes payable	275,000	250,000
Payments on notes payable	(150,000)	-
Proceeds from convertible notes payable	-	50,000
Proceeds from term loan	281,066	-
Payments on term loan	(290,624)	(25,525)
Proceeds on short term loans payable	-	25,700
Payments on short term loans payable	(111,733)	-
Proceeds from SAFE obligations	1,285,000	85,000
Proceeds from EIDL loan	-	150,000
Proceeds from line of credit	750,000	-
Net Cash Provided by Financing Activities	2,781,898	535,175
Net Increase in Cash	798,559	275,107
Cash - Beginning	833,891	558,784
Cash - Ending	$1,632,450	$833,891

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$(226,039)	$(62,030)
Cash paid during the year for income taxes	$-	$-
Acquisition adjustments	$-	$1,277,330
SAFE refinance of convertible debt	$1,769,327	$-
Line of credit refinance with loan payable	$753,144	$-
Warrant liability at loan origination	$162,568	$-

F-7

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note A – Organization and Description of Business

Parker Clay Global, PBC and Subsidiaries (hereafter the “Company”), a Delaware corporation, engaged in the crafting of premium sustainable leather goods from Ethiopia. The principal place of business for the Company is located in California. On August 11, 2022, the Company amended its articles of incorporation whereby it authorized authorize to convert all issued and outstanding common stock to Class A Common Stock, perform a 10-for-l forward stock split of the Class A Common Stock (“Stock Split”). All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the financial statements to reflect the stock split.

Note B – Significant Accounting Policies

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and includes the accounts of Parker Clay Global, PBC (“PBC”), Parker Clay, LLC (“LLC”), and PCE Ventures Manufacturing, PLC (“PCE”) (collectively, the “Company”). LLC owns a majority (99%) of PCE with a noncontrolling interest (1%) is owned by Ethiopian investors. LLC is a wholly owned subsidiary of PBC and are therefore consolidated into PBC. All intercompany balances and transactions have been eliminated.

Accounting Standards Codification

All references in the consolidated financial statements to the Codification refer to the Accounting Standards Codification (“ASC”) and the accounting principles generally accepted in the United States of America issued by the Financial Accounting Standards Board. The Codification is the single source of authoritative GAAP in the United States.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains substantially all its cash and cash equivalents at one financial institution. At times, cash may be in excess of FDIC insurance limits. As of December 31, 2021 cash balances exceeded FDIC insurance limits by approximately $1,048,000. The Company has not experienced any losses in such accounts and does not believe that it is exposed to significant risks from excess deposits.

Accounts Receivable, Net

The majority of the Company’s revenue is generally paid on delivery of goods, however, the Company provides limited credit in the normal course of business to selected corporate customers based on an evaluation of the customer’s financial condition and, generally, collateral is not required. Customers are billed in accordance with contractual terms as work progresses. Payment terms for all ecommerce customers are due immediately. Payment terms for corporate business to business clients vary by client. Typically, terms will require a deposit upfront and balance upon shipment, or Net 30 or 60 days for corporate clients.

F-8

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note B – Significant Accounting Policies (continued)

Accounts Receivable, Net (continued)

Accounts receivables consist primarily of trade accounts receivable for corporate customers and funds in transit are credit card payments to be received from the Company’s ecommerce platform. Receivables that are outstanding longer than the contractual terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time billings are past due, previous loss history, the customer’s ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible. As of December 31, 2021 and 2020, there was no allowance for doubtful accounts. Additionally, as of December 31, 2021 and 2020, the Company has an estimate for sales returns that is included in accounts receivable for $62,000 and $77,000 , respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value. Work in progress costs are stated at costs incurred to date. Finished goods inventories include material, labor and manufacturing overhead costs. The Company writes down inventory for excess, slow moving and obsolete inventory. As of December 31, 2021 and 2020, there was no obsolesce reserve needed or recorded.

Property and Equipment, Net

Property, equipment, and leasehold improvements are capitalized and recorded at cost, less accumulated depreciation, and impairment charges, if any. Depreciation is provided for on a straight-line basis over the estimated useful lives of the property and equipment or the lease term, whichever is shorter. Repairs and maintenance costs are charged to operating expense as incurred, unless it is determined by the Company to extend the life of the fixed asset, at which time the amount would be capitalized and amortized over the useful life of the asset or the estimated remaining life of the asset, whichever is shorter.

Revenue Recognition

Effective January 1, 2019, the Company adopted Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The Company adopted ASC 606 using the modified retrospective method, which did not have an impact on its financial statements. The Company determined the adoption of ASC 606 did not have a material impact on its financial statements.

Revenue represents the consideration received or receivable from customers for goods provided, net of trade discount, estimated sales allowances, returns, volume rebates and sales taxes. The Company’s revenue consists of a single performance obligation and is recognized upon shipment of various leather products to ecommerce customers and to corporate clients and upon delivery of leather products at retail locations.

Our ecommerce and retail customers are allowed to return their purchases within 30 days for a refund or exchange. There are no returns or exchanges for corporate customers.

F-9

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note B – Significant Accounting Policies (continued)

Stock based compensation

Stock-based compensation for stock options to employees and non-employees are based upon the fair value of the award on the date of grant. The compensation cost is recognized over the requisite service period, which is generally the vesting period, and is included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expected life represents the term the options granted are expected to be outstanding. The expected volatility was determined using the historical volatility of similar publicly traded companies. The risk-free interest rate is based on the U.S. Treasury rate in effect at the time of grant.

Income Taxes

The Company records a deferred tax asset or liability based on the difference between financial statement and tax basis of assets and liabilities as measured by the anticipated tax rates which will be in effect when these differences reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company adopted ASU 2016-17, Balance Sheet Classification of Deferred Taxes. The guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the consolidated balance sheets. As a result, each jurisdiction will only have one net noncurrent deferred tax asset or liability.

The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of December 31, 2021 and 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the consolidated financial statements.

Management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain state taxing authorities. As of and for the years ended December 31, 2021 and 2020, the Company did not have a liability for any unrecognized taxes. The Company has no examinations in progress and is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax liabilities will significantly change in the next twelve months. The Company’s 2019 through 2021 tax years are open for examination for federal and state taxing authorities.

Fair Value

The Company’s financial assets carried at fair value have been classified, for disclosure purposes, based upon a hierarchy defined by ASC Topic 820, Fair Value Measurement. The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Classification is based on the lowest level input that is significant to the asset or liability. For example, a Level 3 fair value measurement may include inputs that are both observable (Level 2) and unobservable (Level 3).

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, prepaid expenses, accounts payable, accrued expenses, notes and term loan payables, and SAFE obligation approximate their estimated fair market value based on the short-term maturity of this instrument.

F-10

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note B – Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

The levels of fair value hierarchy are as follows:

Level 1	Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date.
Level 2	Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads, and yield curves.
Level 3	Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date.

The warrant liability is valued based on the fair market value of these instruments as stipulated in their warrant agreement and are considered a derivative liability.

The following table presents the warrant liability on the consolidated balance sheets by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Warrant liability as of December 31, 2020	$-	$-	$-	$-
Warrant liability as of December 31, 2021	$-	$-	$164,194	$164,194

Derivative Instruments

ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the consolidated balance sheets and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings. On the date of conversion or payoff of debt, the Company records the fair value of the conversion shares, removes the fair value of the related derivative liability, removes any discounts, and records a net gain or loss on debt extinguishment. On January 1, 2020 the Company adopted ASU 2017-11 under which down-round features in financial instruments will no longer cause derivative treatment. The Company applies the modified prospective method of adoption. There were no cumulative effects on adoption.

Foreign Currency Gain/Loss

The foreign subsidiary’s (PCE) functional currency is the local currency of operations, and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. PCE performs re-measurements of their assets and liabilities denominated in non-functional currencies on a periodic basis and the gain or losses from these adjustments are included in the consolidated statements of operations and comprehensive loss as foreign exchange gains or losses. For the years ended December 31, 2021 and 2020, exchange losses have amounted to approximately $37,000 and $5,000, respectively, mainly related to fluctuations in exchange rates. Translation gain and losses that arise from the translation of net assets, as well as exchange gains and losses on intercompany balances, are included in other comprehensive loss as PCE’s operations required that it transact in the Ethiopian Birr.

F-11

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note B – Summary of Significant Accounting Policies (continued)

Loss per share

Basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as warrants, stock options, and unvested restricted stock, which would result in the issuance of incremental shares of common stock. In computing the basic and diluted net loss per share applicable to common stockholders, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation. As of December 31, 2021, there were 135,500 warrants outstanding and 234,255 stock options. As of December 31, 2020, there no dilutive shares. Such securities are considered dilutive securities which were excluded from the computation since the effect is anti-dilutive.

Recently Issued Accounting Standards Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), intended to improve financial reporting about leasing transactions. The ASU affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the consolidated balance sheets—the new ASU will require both types of leases to be recognized on the consolidated balance sheets. The ASU on leases will take effect for all non-public companies for fiscal years beginning after December 15, 2021.

On December 18, 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update ASU 2019-12, Income Taxes (Topic 740), on Simplifying the Accounting for Income Taxes. The decisions reflected in the ASU update specific areas of ASC 740, Income Taxes, to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. The ASU is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company does not believe that adoption will have a material impact on the financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

Note C – Going Concern

The Company experienced a net loss of approximately $1,970,000 for the year ended December 31, 2021 and a stockholder’s deficit of approximately $4,090,000 as of December 31, 2021. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after issuance of the consolidated financial statements.

The Company’s ability to meet its obligations as it comes due is dependent on improving its cash flows and obtaining financing. While the Company has implemented certain initiatives, there can be no assurance that these measures will be successful.

F-12

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Note D – Inventory

The components of inventory as of December 31, 2021 and 2020 are as follows:

	2021	2020
Raw materials	$207,536	$173,737
Finished goods	933,252	676,993
	$1,140,788	$850,730

Note E – Property and Equipment, Net

Property and equipment consists of the following as of December, 31, 2021 and 2020:

	2021	2020	Useful lives
Vehicles	$103,762	$109,999	5
Computer and office equipment	74,004	70,561	5
Machinery	56,402	71,945	7
Furniture and fixtures	26,158	29,169	7
Leasehold improvements	7,913	7,913	15
	268,239	289,587
Less: accumulated depreciation	(141,021)	(109,729)
Property and equipment, net	$127,218	$179,858

During the year ended December 31, 2021 and 2020, the Company recorded depreciation expense of $39,601 and $37,767.

Note F – Accounts Payable

Accounts payable consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Accounts payable	$167,146	$87,057
Credit card payable	514,142	312,015
	$681,288	$399,072

Note G – Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Accrued payroll	$103,727	$101,813
Accrued expenses	34,943	35,307
Gift card and loyalty points	115,253	149,957
Accrued interest	73,016	292,561
	$326,939	$579,638

F-13

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note H – Loan Payable

On November 19, 2021, the Company entered into a $1,500,000 loan payable. The $1,500,000 draw down on the loan included a payoff of the Company’s line of credit for a total of $753,144 (see Note L). Each drawdown will carry interest-only payments through January 31, 2023, followed by 30 principal and interest payments with the first payment due on the last business day of February 2023. The interest rate will be 8% through May 31, 2022, and 12% for the remainder of the loan. In the event of a declared default additional interest will accrue at 1.5% per month on the amount due.

This loan payable matures in July 2025. This loan payable is secured by an interest to the lender in all the undertaking and assets of the Company and is senior debtor to all other loans by the Company. Also, this loan payable includes a warrant in the amount of 135,000 shares (based on 1.5% interest in all outstanding shares) to purchase common stock. The Warrant shall have an exercise period of seven (7) years and will include a “Put Right” whereby Lender may sell the warrant back to the Borrower, coincident with an initial public offering, merger or acquisition, any liquidity event or termination of the warrant, for an amount equal to 25% of the amount funded under this facility. Because of various milestones and criteria and the fact this instrument is to be settled in cash, this warrant liability was considered a derivative and accordingly was fair valued with a grant date fair value of $162,568 and recorded as a discount to this loan (see further details in Note P).

The balance on the loan payable was as follows:

	As of December 31,
	2021	2020
Loan payable	$1,500,000	$-
Less unamortized debt discount	(158,923)	-
Loan payable, net of current portion	1,341,077	-
Less current portion of long-term debt	-	-
Loan payable, net of current portion	$1,341,077	$-

Payments required in each of the next five years as of December 31, 2021 are as follows:

2022	$-
2023	498,788
2024	610,155
2025	391,057
$1,500,000

During 2021, the Company recognized $3,645 of amortization expense, included in interest expense in the consolidated statements of operations, for this debt discount. For the year ended December 31 2021, the Company recognized $10,000 of interest expense for this loan.

F-14

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note I – Notes Payable

In 2021 and 2020, the Company had entered into promissory notes payable as follows:

	As of December 31,
	2021	2020
Various notes payable with interest rates ranging between 6%-9% and all maturing in January 2024.	$925,000	$400,000
Related party note payable with interest rates of 9% and maturing in January 2023.	100,000	500,000
	1,025,000	900,000
Less current portion of convertible note payable	-	-
Convertible notes payable, net of current portion	$1,025,000	$900,000

Payments required in each of the next five years as of December 31, 2021 are as follows:

2022	$-
2023	100,000
2024	925,000
$1,025,000

For the year ended December 31 2021 and 2020, the Company recognized $95,312 and $66,121, respectively of interest expense for these notes payable.

Note J – Convertible Notes Payable

In 2021 and 2020, the Company had convertible notes payable as follows:

	As of December 31,
	2021	2020
Various convertible notes payable with interest rates ranging between 7%-8% and all maturing in 2020. These notes payable carried automatic conversion features based on qualifying financing events (see below).	$-	$1,500,000
Less current portion of convertible note payable	-	(1,500,000)
Convertible notes payable, net of current portion	$-	$-

In January and February 2021, the Company converted all $1,500,000 of the outstanding convertible notes payable as well as a corresponding accrued interest of $269,327, for a total of $1,769,327 into SAFE contracts (see further details in Note K) with no gain or loss of extinguishment recorded as the amount of SAFE contracts received equal the amount of convertible notes payable.

Note J – Convertible Notes Payable (continued)

For the year ended December 31 2021 and 2020, the Company recognized $43,660 and $115,463, respectively of interest expense for these convertible notes payable.

F-15

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note K – SAFE Liabilities

During 2020 and 2021, the Company offered their investors a Simple Agreement for Future Equity (“SAFE”) contract, which allowed an investor to make an upfront payment for the right to future Standard or SAFE Preferred Shares issued in the next equity financing round at a discount range between 80%-85% with a valuation of $7,500,000. Upon conversion, these shareholders would have the same rights as any other preferred shareholders, if any. The key events that will cause conversion of these agreements into future equity include:

Equity Financing: If there is an equity financing before the termination of this SAFE, on the initial closing of such equity financing, this SAFE will automatically convert into the greater of: (1) the number of shares of SAFE Preferred Stock equal to the purchase amount divided by the conversion price.

Liquidity Event: If there is a liquidity event before the expiration or termination of this SAFE, at the investors option will either (i) receive a cash payment equal to the purchase amount or (ii) automatically receive form the Company a number of shares of common stock equal to the purchase amount divided by the liquidity price.

Dissolution Event: If there is a dissolution event before the termination of this SAFE, the Company will pay an amount to the purchase amount, due and payable to the investor immediately.

Termination: This SAFE will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this SAFE) immediately following the earliest to occur of: (i) the issuance of common stock to the investor pursuant to the automatic conversion of this SAFE under an equity financing; or (ii) the payment, or setting aside for payment, of amounts due the investor pursuant to a liquidity or dissolution event.

As of December 31, 2020, the Company had raised $85,000 through these SAFE contracts. In 2021, the Company sold an additional $1,285,000 SAFE contracts and also converted $1,769,327 of convertible notes payable into these SAFE contracts (see Note J). These SAFE contracts are reflected as liabilities in the accompanying consolidated balance sheets.

Note L – Line of Credit

In June 2021, the Company entered into a $1,000,000 line credit, whereby it drew $750,000 on this facility. Interest was at 8% and this line of credit matured on May 1, 2022. This line of credit in the amount of $753,144 was paid off direct by the Company’s loan payable (see Note H) and was closed upon this payment.

For the year ended December 31 2021 and 2020, the Company recognized $18,357 and $0, respectively of interest expense for this line of credit.

Note M – Term Loan

From January 30, 2019 through October 2021, PCE had obtained various term loans from Birhan Bank S.C. with interest rates ranging from 7.25% to 9% with maturity dates of January 2020 through December 2024. In October 2021, PCE changed its banks to Enat Bank, where PCE entered into various term loans and the funds of these loans were received and used by PCE to pay off the Birhan Bank loans. These term loans were at interest rates ranging from 7% to 9% with maturity dates of December 2022 through December 2024. The collateral on some of these loans are PCE’s receivables.

F-16

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note M – Term Loan (continued)

In 2021 and 2020, the Company term loans payable as follows:

	As of December 31,
	2021	2020
Term loans payable	$355,980	$365,538
Less current portion of term loans payable	(224,333)	(151,711)
Term loans, net of current portion	$131,647	$213,827

Payments required in each of the next five years as of December 31, 2021 are as follows:

2022	$224,333
2023	36,219
2024	37,318
2025	38,450
2026	19,660
$355,980

For the year ended December 31 2021 and 2020, the Company recognized $12,065 and $12,652, respectively of interest expense for these short-term loans payable.

Note N – Short Term Loans

As of December 31, 2021 and 2020, the balances of this liability were as follows:

	As of December 31,
	2021	2020
A renewable short term 1 year merchant financing loan agreement entered into in 2018 with 5.8% rate for maximum loan amount of $250,000.	$-	$88,111
A short-term revolving lines of credit with 5.8% interest rate no maturity date or stated interest	-	8,018
Short term equipment loans maturing in 2022 with interest rates of 3.82%	15,335	30,939
	15,335	127,068
Less current portion of short-term loans payable	(15,335)	(127,068)
Short term loans payable, net of current portion	$-	$-

For the year ended December 31 2021 and 2020, the Company recognized $12,681 and $32,545, respectively of interest expense for these short-term loans payable.

F-17

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note O – CARES Act Loans

PPP Loan

During the year ended December 31, 2020, the Company obtained a Paycheck Protection Program loan under the CARES Act in the amount of $281,072 to help keep the workforce employed during the COVID-19 crisis. The loan has a maturity of 2 years, an interest rate of 1% and initial loan payments are deferred for ten months. The loan can be fully forgiven if the funds are used for payroll costs, interest on mortgages, rent, and utilities. The Company determined that all criteria for forgiveness based on both the CARES and the Act have been met as of December 31, 2020 and the PPP loan will be 100% forgiven. In analogizing to International Accounting Standard (“IAS”) 20, the Company considers the PPP loan a grant that is expected to be forgiven and as such, has recorded the proceeds as a reduction of the related expenses to which the loan is intended to compensate which have offset salary expenses included in cost of revenue on the consolidated statements of operations for the year ended December 31, 2020. Formal forgiveness was provided to the Company in May 2021.

EIDL Loan

On May 6, 2020, the Company executed the standard loan documents required for securing loans offered by the U.S. Small Business Administration under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. This loan has principal amounts of $150,000. Proceeds from the EIDL were used for working capital purposes because of distribution limitations within the load agreement the Company is presenting the entire balance as a current liability. Interest accrues at a rate of 3.75% per annum and will accrue from the date of inception. Installment payments, including principal and interest, are due monthly beginning May 6, 2021 (twelve months from the initial date of the EIDL funding) with monthly payments of $731. The balance of principal and interest is payable via monthly payments for 30 years from the date of the EIDL. The EIDL is secured by a security interest on all of the Company’s assets.

Future maturities of CARES Act loans are as follows as of December 31, 2021:

2022	$3,750
2023	3,750
2024	3,750
2025	3,750
2026	3,750
Thereafter	134,195
$152,945

CARES Act Loans Interest

Interest expense for these loans for the year ended December 31, 2021 was approximately $5,848 and $3,750.

Note P – Warrant Liability

The Company’s loan payable included a warrant in the amount of 135,000 shares (based on 1.5% interest in all outstanding shares) to purchase common stock (see Note H). The Warrant holder has a “Put Right” whereby Lender may sell the warrant back to the Borrower, coincident with an initial public offering, merger or acquisition, any liquidity event or termination of the warrant, for an amount equal to 25% of the amount funded under this facility. Because of various milestones and criteria and the fact this instrument is to be settled in cash it, this warrant liability was considered a derivative and accordingly was fair valued with a grant date fair value of $162,568 and recorded as a discount to this loan as holder intends to exercise this warrant during the year ended December 31, 2021.

F-18

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note P – Warrant Liability (continued)

The warrants outstanding as of December 31, 2021 have a weighted-average remaining contractual life of approximately 6.9 years.

The Company used a discounted present value method to fair value this instrument using the following assumptions:

Discount rate	12%
Expiration	7 years
Future value (based on 25% of funded amount)	$375,000
Number of warrants	135,000

A summary of the warrant liability for the years ended December 31, 2021 and 2020 is as follows:

		Weighted-Average
	Number of Warrants	Exercise Price
Outstanding at December 31, 2019	-	$-
Granted	-	$-
Outstanding at December 31, 2020	-	$-
Granted	135,000	$2.78
Outstanding at December 31, 2021	135,000	$2.78

Exercisable as of December 31, 2021	135,000	$2.78

Based on the assumptions used, the Company recognized a fair value adjustment of this derivative of $1,626 in the consolidated statements of operations for the year ended December 31, 2021 to adjust the fair value of these warrants as of yearend.

Note Q – Stockholder’s Deficit

As of December 31, 2021 and 2020, there is a maximum of 10 million authorized common stock shares at $0.00001 par value with 90,000,000 issued and outstanding (9,000,000 shares pre-stock split). See further details of these 90,000,000 restricted common stock issued as part of the 2020 acquisition of LLC by PBC at Note T.

On August 11, 2022, the Company amended its articles of incorporation where by it increase the total authorized share to be 200,000,000 and authorized two new classes of common stock, Class A Common Stock, par value $0.00001 per share, with 100,000,000 shares authorized (the “Class A Common Stock”), and Class B Common Stock, par value $0.00001 per share, with 59,000,000 shares authorized (the “Class B Common Stock”), and authorize 41,000,000 shares of Preferred Stock, par value $0.00001 per share, which have been designated as Series A Preferred Stock. Additionally, the Company converted all issued and outstanding common stock to Class A Common Stock, perform a 10-for-l forward stock split of the Class A Common Stock (“Stock Split”). All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the financial statements to reflect the stock split.

F-19

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note R – Stock Option Plan

In accordance with the stock option plan, officers, directors, and key employees may be awarded options for performance up to the maximum numbers authorized. The maximum number of shares issuable to participants under this plan is limited to 1,000,000. On August 11, 2022, the Company amended its articles of incorporation where by it authorized 20,000,000 shares to be issued under this option plan. The purchase price of shares under the plan is determined at the fair value of the options granted using the Black-Sholes option pricing model. All of the options were issued during the year ended December 31, 2021, with the following terms:

Common stock price	$0.12
Strike price	$0.12
Risk-Free interest rate	1.59%
Expiration	10 years
Expected volatility	75%
Vesting	Immediate

A summary of the status of the Corporation’s option plan as of December 31, 2021 and changes during the years then ended is as follows:

	Shares	Weighted Average Exercise Price	Intrinsic Value
Outstanding at December 31, 2020	-	$-	$-
Granted	234,255	$0.12	$-
Outstanding at December 31, 2021	234,255	$0.12	$-
Outstanding at December 31, 2021	234,255	$0.12	$-

Exercise Price	Outstanding Options at December 31, 2021	Weighted Average Remaining Life for Outstanding Options (years)	Vested Options Available for Exercise at December 31, 2021	Weighted Average Remaining Life for Vested Options (years)
$0.12	234,255	9.79	234,255	9.79
Total	234,255	9.79	234,255	9.79

For the year ended December 31, 2021, the Company recognized $21,998 of stock-based compensation expense related to stock options which is included in general and administrative expenses in the related consolidated statements of operations and comprehensive loss. As of December 31, 2021, there was no unrecognized compensation expense.

F-20

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note S – Income Taxes

The Company files income tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The income tax benefit (expense) consists of the following at December 31:

	2021	2020
Current:
Federal	$-	$-
State	-	-
	-	-
Deferred:
Federal	371,323	157,679
State	123,484	52,437
Valuation allowance	(494,807)	(210,116)
Total	$-	$-

The Company does not file income tax returns in the foreign jurisdiction it operates in. The Company has a five-year tax holiday in its foreign operating jurisdiction since its formation in 2018. After the tax holiday, the Company will be subject to foreign income tax in the Ethiopian tax jurisdiction.

Deferred income taxes consists of the following at December 31:

	2021	2020
Deferred tax assets(liabilities):
Accrued expense	$29,027	$16,590
Amortization expense	1,020	-
Charitable contribution	4,270	72
Depreciation	(3,847)	(2,403)
Deferred revenue	5,625	9,150
Fair value adjustment	455	-
Stock based compensation	6,156	-
Interest payable	20,433	-
NOL carryforwards	716,535	210,116
Prepaid expenses	(909)	(2,719)
Total net deferred tax assets	778,765	230,806
Valuation allowance	(778,765)	(230,806)
Net deferred taxes-non-current	$-	$-

For the years ended December 31, 2021 and 2020, a reconciliation of the total provision for income taxes after applying the U.S. federal statutory rate of 21% to income before provision for income taxes to the reported provision for income taxes are as follows:

	2021	2020
U.S. statutory rate	21.00%	21.00%
State taxes, net federal benefit	6.98%	6.98%
U.S. and state tax on foreign operation	0.54%	1.51%
Other, net	0.11%	(7.19)%
Change in valuation allowance	(28.63)%	(22.30)%
Net deferred taxes-non-current	-	-

F-21

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note S – Income Taxes (continued)

Total net operating loss carry forwards at December 31, 2021 were approximately $2,560,552 and may be carried forward indefinitely. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. Based on management’s analysis, management concluded not to retain a deferred tax asset since it is uncertain whether the Company can utilize this asset in future periods. Therefore, management established a full reserve against this asset. The change in the valuation during the years ended December 31, 2021 and 2020 was approximately $547,959 and $230,806, respectively.

Note T – Acquisition

On March 30, 2020, the sole owner of LLC entered into an agreement whereby it exchanged 100% of their ownership in LLC for all 90,000,000 of the issued and outstanding shares of PBC’s restricted common stock with a par value of $0.00001 as the consideration. This transaction, which included no other consideration, was with a related party and therefore carried over to PBC at cost and led to the acquisition adjustment of $1,276,430 in the consolidated statements of stockholder’s deficit during the year ended December 31, 2020. Therefore, in 2020, LLC was effectively merged into PBC, which was the continuing entity, and thereby becoming a wholly-owned subsidiary of PBC. Additionally, this restricted stock was fully vested in 2020 at the grant date as of December 31, 2020 and was not intended to be compensation.

Note U – Contingencies and Commitments

Legal

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.

If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

COVID-19

During the year ended December 31, 2021 and 2020, the Company’s operations were impacted by the COVID-19 outbreak. At times during the year, various jobs were shut down due to state and local restrictions and the Company experienced delays in shipping materials to the job sites. As of the date of this report, the outbreak was still affecting the global economy and it is at least reasonably possible that it could have an impact on the operations of the Company in the near term that could materially impact the Company’s financial statements.

F-22

Parker Clay Global, PBC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Note U – Contingencies and Commitments (continued)

Operating Leases

The Company entered into various agreements to rent warehouse, office, and retail space under non-cancelable operating leases through 2026. Total expense incurred during the year ended December 31, 2021 and 2020, for operating leases were approximately $176,000 and $120,000, respectively, which is included in cost of revenue and general and administrative expenses in the accompanying consolidated statements of operations and retained earnings. Future minimum rental payments under all non-cancelable operating leases are as follows:

For the Year Ending December 31,	Amount
2022	$189,000
2023	182,000
2024	88,000
2025	13,000
2026	13,000
Total	$485,000

Note V – Related Party Transactions

Inventory

PBC purchases its inventory of leather finished goods from PCE’s facility in Ethiopia, which the revenues and associated costs are eliminated on consolidation. Monetary and non-monetary related party transactions that have commercial substance are measured at the exchange amount when they are in the normal course of operations, except when the transaction is an exchange of a product or property held-for-sale in the normal course of operations. Where the transaction is not in the normal course of operations, it is measured at the exchange amount when there is a substantive change in the ownership of the item transferred and there is independent evidence of the exchange amount. All other related party transactions are measured at the carrying amount.

Loan receivable from shareholder

As of December 31, 2021 and 2020, the Company had a loan receivable from shareholder of $57,568 and $0, respectively. This loan receivable was entered into on January 1, 2021 with an interest rate of approximately 1% with a maturity date of December 2029, with payments of $8,281 due annually.

Liabilities

As of December 31, 2021 and 2020, the Company has related party notes payable (included in Note I) of $100,000 and $500,000, respectively; SAFE liabilities (included in Note K) of $317,260 and $0, respectively; accounts payables of $0 and $6,099, respectively; accrued interest payable of $15,750 and $41,700, respectively.

Expenses

As of December 31, 2021 and 2020, the Company also has related party subcontractor expense of $38,016 and $103,736, respectively; and interest loan expense of $15,750 and $41,700, respectively.

Note W – Subsequent Events

Subsequent events have been evaluated through August 15, 2022, which is the date the consolidated financial statements were ready to be issued.

F-23

Consolidated Balance Sheets

As of June 30, 2022 and December 31, 2021

	June 30, 2022 (unaudited)	December 31, 2021
ASSETS
Cash	$647,033	$1,632,450
Accounts receivable, net	10,656	37,659
Inventory	1,129,672	1,140,788
Prepaid expenses and other assets	63,309	53,302
Loan receivable - related party, current portion	11,586	11,535
Current Assets	1,862,256	2,875,734

Property and equipment, net	121,415	127,218
Loan receivable - related party, net of current portion	40,227	46,033
Security deposits	64,859	63,413
Total Assets	$2,088,757	$3,112,398

LIABILITIES AND STOCKHOLDER’S DEFICIT
Liabilities:
Accounts payable	$246,399	$681,288
Accrued expenses	206,473	326,939
Convertible notes payable and accrued interest, current portion	275,093	-
Term loan, current portion	212,147	224,333
Warrant liability	174,411	164,194
CARES Act loan, current portion	3,405	3,750
Short term loans payable	7,330	15,335
Current Liabilities	1,125,257	1,415,839
Non - Current Liabilities:
Loan payable, net of discount of $174,411	1,187,853	1,341,077
Note payable and accrued interest	925,000	1,025,000
SAFE liabilities	3,439,328	3,139,328
Term loan, net of current portion	105,676	131,647
CARES Act loan, net of current portion	148,011	149,195
Total Liabilities	6,931,125	7,202,086
Commitments and Contingencies (Note U)
Stockholder’s Deficit
Common stock - $0.00001 par value, 100,000,000 shares authorized, 90,000,000 shares issued and outstanding, respectively	900	900
Additional paid-in capital	21,998	21,998
Accumulated deficit	(4,642,914)	(3,898,494)
Accumulated other comprehensive income	(220,311)	(211,871)
Non-controlling interests	(2,041)	(2,221)
Total stockholder’s deficit	(4,842,368)	(4,089,688)
Total liabilities and stockholder’s deficit	$2,088,757	$3,112,398

F-24

Consolidated Statements of Operations and Comprehensive Loss

For the six months ended June 30, 2022 and 2021 (unaudited)

	2022	2021
Revenues	$1,639,032	$1,694,258
Cost of sales	470,654	564,557
Gross profit	1,168,378	1,129,701

Operating expenses
General and administrative	1,401,830	1,186,912
Sales and marketing	380,758	800,920
Total operating expenses	1,782,589	1,987,832

Operating loss	(614,210)	(858,131)

Other income (expense)
Other income (expense)	16,637	6,436
Interest income	2,237	5,424
Interest expense	(138,867)	(233,769)
Fair value adjustment - warrant liability	(10,217)	-
Total other income (expense)	(130,210)	(221,909)

Net loss	$(744,420)	$(1,080,040)
Less net income attributable to
non-controlling interests	180	(23)
Net loss attributable to Parker Clay Global, PBC	$(744,600)	$(1,080,017)

Net Loss Per Share:
Basic and Diluted	$(0.08)	$(0.12)

Weighted Average Common Shares Outstanding:
Basic and Diluted	9,000,000	9,000,000

Other comprehensive loss:
Foreign currency translation gain/(loss)	(8,440)	(41,603)
Comprehensive loss	$(752,860)	$(1,121,643)

F-25

Consolidated Statements of Stockholder’s Deficit

For the six months ended June 30, 2022 and 2021 (unaudited)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Member’s Deficit	Accumulated Other Comprehensive Income (Loss)	Non-controlling interests	Total Stockholder’s Deficit
Balance - December 31, 2020	90,000,000	900	-	(1,928,690)	-	(174,928)	(2,274)	(2,104,992)

Stock based compensation – options				-	-			-
Currency translation adjustment			-	-	-	(41,603)		(41,603)
Net income (loss)			-	(1,080,040)	-		(23)	(1,080,063)

Balance - June 30, 2021	90,000,000	900	-	(3,008,730)	-	(216,531)	(2,297)	(3,226,658)

Stock based compensation – options	-	-	21,998	-	-	-	-	21,998
Currency translation adjustment	-	-	-	-	-	4,660	-	4,660
Net income (loss)	-	-	-	(889,764)	-	-	76	(889,688)

Balance - December 31, 2021	90,000,000	900	21,998	(3,898,494)	-	(211,871)	(2,221)	(4,089,688)

Stock based compensation - options			-	-	-			-
Currency translation adjustment			-	-	-	(8,440)		(8,440)
Net income (loss)			-	(744,420)	-		180	(744,240)

Balance - June 30, 2022	90,000,000	$900	$21,998	$(4,642,914)	-	$(220,311)	$(2,041)	$(4,842,368)

F-26

Consolidated Statements of Cash Flows

For the six months ended June 30, 2022 and 2021 (unaudited)

	2022	2021
Cash Flows From Operating Activities
Net loss	$(744,420)	$(1,080,040)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	4,922	7,479
Discount amortization	21,870
Foreign currency translation gain/(loss)	(8,440)	(41,603)
Fair value adjustment - warrant liability	10,217
Changes in operating assets and liabilities:
Accounts receivables	26,547	(25,575)
Inventory	(6,138)	(405,170)
Prepaid expenses and other assets	(12,674)	(9,899)
Security deposits	1,446	(58,590)
Accounts payable	(432,066)	(91,327)
Accrued expenses	(120,118)	(155,101)
Net Cash Used in Operating Activities	(1,258,855)	(1,859,826)
Cash Flows From Investing Activities
Loan receivable advances - related party		(63,000)
Loan receivable payments received - related party	5,754
Purchase of property and equipment	(3,583)	(6,033)
Net Cash Used in Investing Activities	2,171	(69,033)
Cash Flows From Financing Activities
Proceeds from notes payable		275,000
Proceeds from term loan		426,070
Payments on term loan	(19,198)	(323,159)
Payments on short term loans payable	(8,005)	(24,138)
Proceeds from SAFE obligations	300,000	1,329,328
Proceeds from EIDL loan	(1,530)	3,480
Proceeds from line of credit		250,000
Net Cash Provided by Financing Activities	271,267	1,936,581
Net Increase in Cash	(985,417)	7,722
Cash - Beginning	1,632,450	833,891
Cash – Ending	$647,033	$841,613

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$(146,950)	$(77,964)

F-27

Notes to Consolidated Financial Statements

Note A – Organization and Description of Business

Parker Clay Global, PBC and Subsidiaries (hereafter the “Company”), a Delaware public benefit corporation, engaged in the crafting of premium sustainable leather goods from Ethiopia. The principal place of business for the Company is located in California. On August 11, 2022, the Company amended its articles of incorporation whereby it authorized authorize to convert all issued and outstanding common stock to Class A Common Stock, perform a 10-for-l forward stock split of the Class A Common Stock (“Stock Split”). All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the financial statements to reflect the stock split.

Note B – Significant Accounting Policies

The Company’s interim unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and nonrecurring adjustments) necessary for a fair statement of our results of operations and cash flows for the six months ended June 30, 2022 and 2021 and our financial position at June 30, 2022 have been made. The Company’s results of operations for the six months ended June 30, 2022 are not necessarily indicative of the operating results to be expected for the full fiscal year ending December 31, 2022.

Certain information and disclosures normally included in the notes to the Company’s annual audited financial statements have been condensed or omitted from the Company’s interim unaudited condensed financial statements included in this Semi-Annual Report. Accordingly, these interim unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2021. The December 31, 2021 balance sheet is derived from those statements.

Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and includes the accounts of Parker Clay Global, PBC (“PBC”), Parker Clay, LLC (“LLC”), and PCE Ventures Manufacturing, PLC (“PCE”) (collectively, the “Company”). LLC owns a majority (99%) of PCE with a noncontrolling interest (1%) is owned by Ethiopian investors. LLC is a wholly owned subsidiary of PBC and are therefore consolidated into PBC. All intercompany balances and transactions have been eliminated.

Accounting Standards Codification

All references in the consolidated financial statements to the Codification refer to the Accounting Standards Codification (“ASC”) and the accounting principles generally accepted in the United States of America issued by the Financial Accounting Standards Board. The Codification is the single source of authoritative GAAP in the United States.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains substantially all its cash and cash equivalents at one financial institution. At times, cash may be in excess of FDIC insurance limits. As of December 31, 2021 cash balances exceeded FDIC insurance limits by approximately $1,048,000. The Company has not experienced any losses in such accounts and does not believe that it is exposed to significant risks from excess deposits.

F-28

Accounts Receivable, Net

The majority of the Company’s revenue is generally paid on delivery of goods, however, the Company provides limited credit in the normal course of business to selected corporate customers based on an evaluation of the customer’s financial condition and, generally, collateral is not required. Customers are billed in accordance with contractual terms as work progresses. Payment terms for all ecommerce customers are due immediately. Payment terms for corporate business to business clients vary by client. Typically, terms will require a deposit upfront and balance upon shipment, or Net 30 or 60 days for corporate clients.

Accounts receivables consist primarily of trade accounts receivable for corporate customers and funds in transit are credit card payments to be received from the Company’s ecommerce platform. Receivables that are outstanding longer than the contractual terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time billings are past due, previous loss history, the customer’s ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible. As of June 30, 2022 and 2021, there was no allowance for doubtful accounts. Additionally, as of June 30, 2022 and December 31, 2021, the Company has an estimate for sales returns that is included in accounts receivable for $18,000 and $62,000, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value. Work in progress costs are stated at costs incurred to date. Finished goods inventories include material, labor and manufacturing overhead costs. The Company writes down inventory for excess, slow moving and obsolete inventory. As of June 30, 2022 and 2021, there was no obsolesce reserve needed or recorded.

Property and Equipment, Net

Property, equipment, and leasehold improvements are capitalized and recorded at cost, less accumulated depreciation, and impairment charges, if any. Depreciation is provided for on a straight-line basis over the estimated useful lives of the property and equipment or the lease term, whichever is shorter. Repairs and maintenance costs are charged to operating expense as incurred, unless it is determined by the Company to extend the life of the fixed asset, at which time the amount would be capitalized and amortized over the useful life of the asset or the estimated remaining life of the asset, whichever is shorter.

Revenue Recognition

Effective January 1, 2019, the Company adopted Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it l-expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The Company adopted ASC 606 using the modified retrospective method, which did not have an impact on its financial statements. The Company determined the adoption of ASC 606 did not have a material impact on its financial statements.

F-29

Note B – Significant Accounting Policies (continued)

Revenue represents the consideration received or receivable from customers for goods provided, net of trade discount, estimated sales allowances, returns, volume rebates and sales taxes. The Company’s revenue consists of a single performance obligation and is recognized upon shipment of various leather products to ecommerce customers and to corporate clients and upon delivery of leather products at retail locations.

Our ecommerce and retail customers are allowed to return their purchases within 30 days for a refund or exchange. There are no returns or exchanges for corporate customers.

Stock based compensation

Stock-based compensation for stock options to employees and non-employees are based upon the fair value of the award on the date of grant. The compensation cost is recognized over the requisite service period, which is generally the vesting period, and is included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expected life represents the term the options granted are expected to be outstanding. The expected volatility was determined using the historical volatility of similar publicly traded companies. The risk-free interest rate is based on the U.S. Treasury rate in effect at the time of grant.

Fair Value

The Company’s financial assets carried at fair value have been classified, for disclosure purposes, based upon a hierarchy defined by ASC Topic 820, Fair Value Measurement. The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Classification is based on the lowest level input that is significant to the asset or liability. For example, a Level 3 fair value measurement may include inputs that are both observable (Level 2) and unobservable (Level 3).

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, prepaid expenses, accounts payable, accrued expenses, notes and term loan payables, and SAFE obligation approximate their estimated fair market value based on the short-term maturity of this instrument.

The levels of fair value hierarchy are as follows:

Level 1	Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date.
Level 2	Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads, and yield curves.
Level 3	Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date.

The warrant liability is valued based on the fair market value of these instruments as stipulated in their warrant agreement and are considered a derivative liability.

The following table presents the warrant liability on the consolidated balance sheets by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Warrant liability as of December 31, 2021	$-	$-	$164,194	$164,194
Warrant liability as of June 30, 2022	$-	$-	$174,411	$174,411

F-30

Derivative Instruments

ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the consolidated balance sheets and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings. On the date of conversion or payoff of debt, the Company records the fair value of the conversion shares, removes the fair value of the related derivative liability, removes any discounts, and records a net gain or loss on debt extinguishment. On January 1, 2020 the Company adopted ASU 2017-11 under which down-round features in financial instruments will no longer cause derivative treatment. The Company applies the modified prospective method of adoption. There were no cumulative effects on adoption.

Foreign Currency Gain/Loss

The foreign subsidiary’s (PCE) functional currency is the local currency of operations, and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. PCE performs re-measurements of their assets and liabilities denominated in non-functional currencies on a periodic basis and the gain or losses from these adjustments are included in the consolidated statements of operations and comprehensive loss as foreign exchange gains or losses. For the six months ended June 30, 2022 and 2021, exchange losses have amounted to approximately $8,440 and $41,564, respectively, mainly related to fluctuations in exchange rates. Translation gain and losses that arise from the translation of net assets, as well as exchange gains and losses on intercompany balances, are included in other comprehensive loss as PCE’s operations required that it transact in the Ethiopian Birr.

Loss per share

Basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as warrants, stock options, and unvested restricted stock, which would result in the issuance of incremental shares of common stock. In computing the basic and diluted net loss per share applicable to common stockholders, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation. As of June 30, 2022 and December 31, 2021 there were there were 135,500 warrants outstanding and 234,255 stock options. Such securities are considered dilutive securities which were excluded from the computation since the effect is anti-dilutive.

Recently Issued Accounting Standards Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), intended to improve financial reporting about leasing transactions. The ASU affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the consolidated balance sheets—the new ASU will require both types of leases to be recognized on the consolidated balance sheets. The ASU on leases will take effect for all non-public companies for fiscal years beginning after December 15, 2021.

On December 18, 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update ASU 2019-12, Income Taxes (Topic 740), on Simplifying the Accounting for Income Taxes. The decisions reflected in the ASU update specific areas of ASC 740, Income Taxes, to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. The ASU is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company does not believe that adoption will have a material impact on the financial statements.

F-31

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

Note C – Going Concern

The Company experienced a net loss of approximately $744,000 for the six months ended June 30, 2022 and a stockholder’s deficit of approximately $4,800,000 as of June 30, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after issuance of the consolidated financial statements.

The Company’s ability to meet its obligations as it comes due is dependent on improving its cash flows and obtaining financing. While the Company has implemented certain initiatives, there can be no assurance that these measures will be successful.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Note D – Inventory

1.	The components of inventory as of June 30, 2022 and December 31, 2021 are as follows:

	June 30, 2022	December 31, 2021
Raw materials	$273,347	$207,536
Finished goods	856,325	933,252
	$1,129,672	$1,140,788

Note E – Property and Equipment, Net

2.	Property and equipment consist of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021	Useful lives
Vehicles	$102,557	$103,762	5
Computer and office equipment	72,498	74,004	5
Machinery	56,238	56,402	7
Furniture and fixtures	25,233	26,158	7
Leasehold improvements	7,913	7,913	15
	264,439	268,239
Less: accumulated depreciation	(143,024)	(141,021)
Property and equipment, net	$121,415	$127,218

3.	During the six months ended June 30, 2022 and 2021, the Company recorded depreciation expense of $4,922 and $7,479 respectively.

F-32

Note F – Accounts Payable

4.	Accounts payable consisted of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Accounts payable	$62,752	$167,146
Credit card payable	183,647	514,142
	$246,399	$681,288

Note G – Accrued Expenses

Accrued expenses consisted of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Accrued payroll	$36,916	$103,727
Accrued expenses	36,995	34,943
Gift card and loyalty points	89,254	115,253
Accrued interest	43,308	73,016
	$206,473	$326,939

Note H – Loan Payable

On November 19, 2021, the Company entered into a $1,500,000 loan payable. The $1,500,000 draw down on the loan included a payoff of the Company’s line of credit for a total of $753,144 (see Note K). Each drawdown will carry interest-only payments through January 31, 2023, followed by 30 principal and interest payments with the first payment due on the last business day of February 2023. The interest rate will be 8% through May 31, 2022, and 12% for the remainder of the loan. In the event of a declared default additional interest will accrue at 1.5% per month on the amount due.

This loan payable matures in July 2025. This loan payable is secured by an interest to the lender in all the undertaking and assets of the Company and is senior debtor to all other loans by the Company. Also, this loan payable includes a warrant in the amount of 135,000 shares (based on 1.5% interest in all outstanding shares) to purchase common stock. The Warrant shall have an exercise period of seven (7) years and will include a “Put Right” whereby Lender may sell the warrant back to the Borrower, coincident with an initial public offering, merger or acquisition, any liquidity event or termination of the warrant, for an amount equal to 25% of the amount funded under this facility. Because of various milestones and criteria and the fact this instrument is to be settled in cash, this warrant liability was considered a derivative and accordingly was fair valued with a grant date fair value of $162,568 and recorded as a discount to this loan (see further details in Note P).

The balance on the loan payable was as follows:

	June 30, 2022	December 31, 2021
Loan payable	$1,500,000	$1,500,000
Less unamortized debt discount	(137,053)	(158,923)
Loan payable, net of current portion	1,362,947	1,341,077
Less current portion of long-term debt	(175,094)	-
Loan payable, net of current portion	$1,187,853	$1,341,077

F-33

Payments required in each of the next five years as of June 30, 2022 are as follows:

2022	$-
2023	498,788
2024	610,155
2025	391,057
$1,500,000

During the six month period ended June 30, 2022, the Company recognized $21,870 of amortization expense, included in interest expense in the consolidated statements of operations, for this debt discount. For the six month period ended June 30, 2022, the Company recognized $65,000 of interest expense for this loan.

Note I – Notes Payable

In the six month period ended June 30, 2022 and the year ended 2021, the Company had entered into promissory notes payable as follows:

	As of
	June 30, 2022	December 31, 2021
Various notes payable with interest rates ranging between 6%-9% and all maturing in January 2024.	$925,000	$925,000
Related party note payable with interest rates of 9% and maturing in January 2023.	100,000	100,000
	1,025,000	1,025,000
Less current portion of note payable	100,000	-
Notes payable, net of current portion	$925,000	$1,025,000

Payments required in each of the next five years as of June 30, 2022 are as follows:

2022	$-
2023	100,000
2024	925,000
$1,025,000

For the six month period ended June 30, 2022 and 2021 the Company recognized $39,812 and $61,812, respectively of interest expense for these notes payable.

Note J – SAFE Liabilities

During 2021, the Company offered their investors a Simple Agreement for Future Equity (“SAFE”) contract, which allowed an investor to make an upfront payment for the right to future Standard or SAFE Preferred Shares issued in the next equity financing round at a discount range between 80%-85% with a valuation of $7,500,000. Upon conversion, these shareholders would have the same rights as any other preferred shareholders, if any. The key events that will cause conversion of these agreements into future equity include:

F-34

Equity Financing: If there is an equity financing before the termination of this SAFE, on the initial closing of such equity financing, this SAFE will automatically convert into the greater of: (1) the number of shares of SAFE Preferred Stock equal to the purchase amount divided by the conversion price.

Liquidity Event: If there is a liquidity event before the expiration or termination of this SAFE, at the investors option will either (i) receive a cash payment equal to the purchase amount or (ii) automatically receive form the Company a number of shares of common stock equal to the purchase amount divided by the liquidity price.

Dissolution Event: If there is a dissolution event before the termination of this SAFE, the Company will pay an amount to the purchase amount, due and payable to the investor immediately.

Termination: This SAFE will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this SAFE) immediately following the earliest to occur of: (i) the issuance of common stock to the investor pursuant to the automatic conversion of this SAFE under an equity financing; or (ii) the payment, or setting aside for payment, of amounts due the investor pursuant to a liquidity or dissolution event.

As of December 31, 2020, the Company had raised $85,000 through these SAFE contracts. In 2021, the Company sold an additional $1,285,000 SAFE contracts and also converted $1,769,327 of convertible notes payable into these SAFE contracts. In the six months ended June 30, 2022 the company sold an additional $300,000 SAFE contracts. (These SAFE contracts are reflected as liabilities in the accompanying consolidated balance sheets.

Note K – Line of Credit

In June 2021, the Company entered into a $1,000,000 line credit. Interest was at 8% and this line of credit matured on May 1, 2022. The total drawn on this line of credit of $753,144 was paid off directly by the Company’s loan payable (see Note H) and was closed upon this payment.

For the six months ended June 30, 2022 and 2021, the Company recognized no interest expense for this line of credit.

Note L – Term Loan

From January 30, 2019 through October 2021, PCE had obtained various term loans from Birhan Bank S.C. with interest rates ranging from 7.25% to 9% with maturity dates of January 2020 through December 2024. In October 2021, PCE changed its banks to Enat Bank, where PCE entered into various term loans and the funds of these loans were received and used by PCE to pay off the Birhan Bank loans. These term loans were at interest rates ranging from 7% to 9% with maturity dates of December 2022 through December 2024. The collateral on some of these loans are PCE’s receivables.

In 2021 and 2020, the Company term loans payable as follows:

	As of
	June 30, 2022	December 31, 2021
Term loans payable	$317,822	$355,980
Less current portion of term loans payable	(212,147)	(224,333)
Term loans, net of current portion	$105,676	$131,647

F-35

Payments required in each of the next five years as of June 30, 2022 are as follows:

2022	$186,175
2023	36,219
2024	37,318
2025	38,450
2026	19,660
$317,822

For the six months ended June 30, 2022 and 2021, the Company recognized $5,766 and $6,188 respectively of interest expense for these short-term loans payable.

Note M – Short Term Loans

As of June 30, 2022 and December 31, 2021, the balances of this liability were as follows:

	As of
	June 30, 2022	December 31, 2021
Short term equipment loans maturing in 2022 with interest rates of 3.82%	7,330	15,335
	7,330	15,335
Less current portion of short-term loans payable	(7,330)	(15,335)
Short term loans payable, net of current portion	$-	$-

For the six months ended June 30, 2022 and 2021, the Company recognized $6,663 and $9,964, respectively of interest expense for these short-term loans payable.

Note N – CARES Act Loan

EIDL Loan

On May 6, 2020, the Company executed the standard loan documents required for securing loans offered by the U.S. Small Business Administration under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. This loan has principal amounts of $150,000. Proceeds from the EIDL were used for working capital purposes because of distribution limitations within the load agreement the Company is presenting the entire balance as a current liability. Interest accrues at a rate of 3.75% per annum and will accrue from the date of inception. Installment payments, including principal and interest, were due monthly beginning May 6, 2021 (twelve months from the initial date of the EIDL funding) with monthly payments of $731. The balance of principal and interest is payable via monthly payments for 30 years from the date of the EIDL. The EIDL is secured by a security interest on all of the Company’s assets.

F-36

Future maturities of CARES Act loans are as follows as of June 30, 2022:

2022	$3,405
2023	3,750
2024	3,750
2025	3,750
2026	3,750
Thereafter	134,195
$152,600

CARES Act Loans Interest

Interest expense for these loans for the six months ended June 30, 2022 and 2021 was approximately $2,856 and $4,941.

Note O – Warrant Liability

The Company’s loan payable included a warrant in the amount of 135,000 shares (based on 1.5% interest in all outstanding shares) to purchase common stock (see Note H). The Warrant holder has a “Put Right” whereby Lender may sell the warrant back to the Borrower, coincident with an initial public offering, merger or acquisition, any liquidity event or termination of the warrant, for an amount equal to 25% of the amount funded under this facility. Because of various milestones and criteria and the fact this instrument is to be settled in cash it, this warrant liability was considered a derivative and accordingly was fair valued with a grant date fair value of $162,568 and recorded as a discount to this loan as holder intends to exercise this warrant during the year ended December 31, 2021.

The warrants outstanding as of June 30, 2022 have a weighted-average remaining contractual life of approximately 6.4 years.

The Company used a discounted present value method to fair value this instrument using the following assumptions:

Discount rate	12%
Expiration	7 years
Future value (based on 25% of funded amount)	$375,000
Number of warrants	135,000

A summary of the warrant liability for the years ended June 30, 2022 and December 31, 2021 is as follows:

	Number of Warrants	Weighted-Average Exercise Price
Outstanding at December 31, 2020	-	$-
Granted	135,000	$2.78
Outstanding at December 31, 2021	135,000	$2.78
Granted	-	$2.78
Outstanding at June 30, 2022	135,000	$2.78

Exercisable as of June 30, 2022	135,000	$2.78

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Based on the assumptions used, the Company recognized a fair value adjustment of this derivative of $10,217 in the consolidated statements of operations for the six months ended to adjust the fair value of these warrants as of year end.

Note P – Stockholder’s Deficit

As of June 30, 2022 and December 31, 2021, there is a maximum of 10 million authorized common stock shares at $0.00001 par value with 90,000,000 issued and outstanding (9,000,000 shares pre-stock split). See further details of these 90,000,000 restricted common stock issued as part of the 2020 acquisition of LLC by PBC at Note T.

On August 11, 2022, the Company amended its articles of incorporation where by it increase the total authorized share to be 200,000,000 and authorized two new classes of common stock, Class A Common Stock, par value $0.00001 per share, with 100,000,000 shares authorized (the “Class A Common Stock”), and Class B Common Stock, par value $0.00001 per share, with 59,000,000 shares authorized (the “Class B Common Stock”), and authorize 41,000,000 shares of Preferred Stock, par value $0.00001 per share, which have been designated as Series A Preferred Stock. Additionally, the Company converted all issued and outstanding common stock to Class A Common Stock, perform a 10-for-l forward stock split of the Class A Common Stock (“Stock Split”). All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the financial statements to reflect the stock split.

Note Q – Stock Option Plan

In accordance with the stock option plan, officers, directors, and key employees may be awarded options for performance up to the maximum numbers authorized. The maximum number of shares issuable to participants under this plan is limited to 1,000,000. On August 11, 2022, the Company amended its articles of incorporation where by it authorized 20,000,000 shares to be issued under this option plan. The purchase price of shares under the plan is determined at the fair value of the options granted using the Black-Sholes option pricing model. All of the options were issued during the year ended December 31, 2021, with the following terms:

Common stock price	$0.12
Strike price	$0.12
Risk-Free interest rate	1.59%
Expiration	10 years
Expected volatility	75%
Vesting	Immediate

A summary of the status of the Corporation’s option plan as of December 31, 2021 and changes during the years then ended is as follows:

	Shares	Weighted Average Exercise Price	Intrinsic Value
Outstanding at December 31, 2021	234,255	$-	$-
Granted	-	$0.12	$-
Outstanding at June 30, 2022	234,255	$0.12	$-
Outstanding at June 30, 2022	234,255	$0.12	$-

Exercise Price	Outstanding Options at June 30, 2022	Weighted Average Remaining Life for Outstanding Options (years)	Vested Options Available for Exercise at June 30, 2022	Weighted Average Remaining Life for Vested Options (years)
$0.12	234,255	9.29	234,255	9.29
Total	234,255	9.29	234,255	9.29

Note R – Acquisition

On March 30, 2020, the sole owner of LLC entered into an agreement whereby it exchanged 100% of their ownership in LLC for all 90,000,000 of the issued and outstanding shares of PBC’s restricted common stock with a par value of $0.00001 as the consideration. This transaction, which included no other consideration, was with a related party and therefore carried over to PBC at cost and led to the acquisition adjustment of $1,276,430 in the consolidated statements of stockholder’s deficit during the year ended December 31, 2020. Therefore, in 2020, LLC was effectively merged into PBC, which was the continuing entity, and thereby becoming a wholly-owned subsidiary of PBC. Additionally, this restricted stock was fully vested in 2020 at the grant date as of December 31, 2020 and was not intended to be compensation.

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Note S – Contingencies and Commitments

Legal

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.

If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Operating Leases

The Company entered into various agreements to rent warehouse, office, and retail space under non-cancelable operating leases through 2026. Total expense incurred during the six months ended June 30, 2022 and 2021, for operating leases were approximately $121,000 and $67,000 respectively, which is included in cost of revenue and general and administrative expenses in the accompanying consolidated statements of operations and retained earnings. Future minimum rental payments under all non-cancelable operating leases are as follows:

For the Year Ending December 31,	Amount
2022	$189,000
2023	182,000
2024	88,000
2025	13,000
2026	13,000
Total	$485,000

Note T – Related Party Transactions

Inventory

PBC purchases its inventory of leather finished goods from PCE’s facility in Ethiopia, which the revenues and associated costs are eliminated on consolidation. Monetary and non-monetary related party transactions that have commercial substance are measured at the exchange amount when they are in the normal course of operations, except when the transaction is an exchange of a product or property held-for-sale in the normal course of operations. Where the transaction is not in the normal course of operations, it is measured at the exchange amount when there is a substantive change in the ownership of the item transferred and there is independent evidence of the exchange amount. All other related party transactions are measured at the carrying amount.

Loan receivable from shareholder

As of June 30, 2022 and December 31, 2021, the Company had a loan receivable from shareholder of $51,813 and $57,568 respectively. This loan receivable was entered into on January 1, 2021 with an interest rate of approximately 1% with a maturity date of December 2029, with payments of $8,281 due annually.

Liabilities

As of June 30, 2022 and December 31, 2021, the Company has related party notes payable (included in Note I) of $100,000; SAFE liabilities (included in Note J) of $317,260; accounts payables of $3,655 and $0, respectively; accrued interest payable of $5,062 and $15,750, respectively.

Expenses

For the six months ended June 30, 2022 and 2021, the Company also has related party subcontractor expense of $4,000 and $0, respectively; and interest loan expense of $5,062 and $22,500 respectively.

Note U – Subsequent Events

Subsequent events have been evaluated through October 15, 2022, which is the date the consolidated interim financial statements were ready to be issued.

F-39

EXHIBITS

The following exhibits are filed with this Offering Circular:

Exhibit	Description

2.1	Certificate of Incorporation, as amended(1)
2.2	Bylaws(1)
3.1	Articles of Amendment designating Series A Preferred Stock rights(1)
3.2	Equity Incentive Plan(1)
3.3	Form of SAFEs(1)
4.1	Form of Subscription Agreement(1)
6.1	Contract with DealMaker related entities
6.2	Consulting Agreement with Impact Family Office(1)
6.3	Loan Documents with Costella Kirsch VII, L.P.(1)
7.1 7.2	Founder’s Restricted Stock Purchase Agreement(1) Stock Contribution Agreement(1)
11.1	Consent of Auditor
12.1	Opinion of Legality from Dodson Robinette, PLLC
99.1	B Corporation Handbook(1)

(1)	Filed with form 1-A, filed with the SEC on August 25, 2022, and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Barbara, California, on November 8, 2022.

Parker Clay Global, PBC

November 8, 2022	By:	/s/ Ian Bentley
	Name:	Ian Bentley
	Title:	Chief Executive Officer
(Principal Executive Officer)

November 8, 2022	By:	/s/ Kiah Jordan
	Name:	Kiah Jordan
	Title:	Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Offering Circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ian Bentley	Chief Executive Officer, Secretary, Chairman, and Director	November 8, 2022
Ian Bentley